Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

IEC ELECTRONICS CORP.

at

$15.35 PER SHARE

by

CTI ACQUISITION CORP.

a direct wholly-owned subsidiary of

CREATION TECHNOLOGIES INTERNATIONAL INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT THE END OF THE DAY, AT MIDNIGHT, NEW YORK CITY TIME, ON SEPTEMBER 23, 2021, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED (THE “EXPIRATION TIME”).

CTI Acquisition Corp., a Delaware corporation (the “Offeror”) and a wholly-owned subsidiary of Creation Technologies International Inc., a Delaware corporation (“Parent”), is offering to purchase all of the issued and outstanding shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of IEC Electronics Corp., a Delaware corporation (the “Company”), at a purchase price of $15.35 per Share (the “Offer Price”), in cash, net of applicable tax withholding, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (the “Letter of Transmittal”, which, together with this Offer to Purchase, as each may be amended or supplemented from time to time, constitute the “Offer”). Parent is controlled by certain private equity funds affiliated with Alan E. Goldberg (“Mr. Goldberg”).

The Offer is being made in connection with the Agreement and Plan of Merger, dated as of August 12, 2021, by and among Parent, the Offeror, Creation Technologies Inc. (“Guarantor”) and the Company (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, as soon as practicable after the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, the Offeror will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”). At the effective time of the Merger (the “Effective Time”), each issued and outstanding Share (other than each Share (i) held in treasury by the Company, (ii) owned, directly or indirectly, by the Company, Parent, the Offeror (including any Shares acquired in the Offer) or any of their respective subsidiaries and (iii) held by any stockholder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the Delaware General Corporation Law (the “DGCL”)), will be converted into and will thereafter represent only the right to receive an amount in cash equal to the Offer Price, net of applicable tax withholding, without interest. As a result of the Merger, the Shares will cease to be publicly traded, and the Company will become a wholly-owned subsidiary of Parent.

The Board of Directors of the Company unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, the Company and the Company’s stockholders; (b) approved and declared advisable the Merger Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth therein; and (c) resolved to recommend that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, (a) the number of Shares validly tendered and not properly withdrawn prior to the Expiration Time (but excluding

Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as defined by Section 251(h)(6) of the DGCL), together with any Shares then owned by Parent and Offeror , representing at least one Share more than sixty-six and two-thirds percent (66 2/3%) of the then outstanding Shares; and (b) the absence of any law or order issued by a governmental authority that prohibits, restrains or enjoins the consummation of the Offer or the Merger. See Section 11— “Purpose of the Offer and Plans for the Company; Transaction Documents,” Section 12— “Sources and Amount of Funds” and Section 13— “Conditions of the Offer.”

A summary of the principal terms of the Offer appears under the heading “Summary Term Sheet.” You should read this entire Offer to Purchase carefully before deciding whether to tender your Shares pursuant to the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Email: iec@dfking.com

Shareholders may call toll free: (800) 848-2998

Banks and Brokers may call: (212) 269-5550

August 26, 2021

Important

If you desire to tender all or any portion of your Shares to the Offeror pursuant to the Offer, you must (a) follow the procedures described in Section 3 — “Procedures for Tendering Shares” below or (b) if your Shares are held by a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and request that they effect the transaction for you and tender your Shares.

If you desire to tender your Shares to the Offeror pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or cannot deliver all required documents to Computershare Trust Company, N.A. (the “Depositary and Paying Agent”) by the Expiration Time, you may tender your Shares to the Offeror pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3— “Procedures for Tendering Shares.”

Beneficial owners of Shares holding their Shares through nominees should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Shares through a nominee and who wish to participate in the Offer should contact such nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

* * *

Questions and requests for assistance may be directed to D.F. King & Co., Inc., the “Information Agent” for the Offer, at its address and telephone number set forth above on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may also be directed to the Information Agent. You may also contact your nominee for assistance. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and any other material related to the Offer may be obtained at the website maintained by the U.S. Securities and Exchange Commission (the “SEC”) at www.sec.gov.

* * *

Neither the SEC nor any state securities commission has approved or disapproved of the Offer or passed upon the merits or fairness of the Offer or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

* * *

No person has been authorized to give any information or to make any representation on behalf of Parent, the Offeror, Guarantor or Mr. Goldberg not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of Parent, the Offeror, Guarantor, Mr. Goldberg, the Depositary and Paying Agent or the Information Agent for the purpose of the Offer.

Schedule A – Information Relating to the Offeror, Parent and Mr. Goldberg.

Summary Term Sheet

The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in this Offer to Purchase or in the related Letter of Transmittal (the “Letter of Transmittal”, which together with this Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”). We have included cross-references in this summary term sheet to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning IEC Electronics Corp., a Delaware corporation (the “Company”), contained herein and elsewhere in this Offer to Purchase has been provided to Parent (as defined below), Offeror (as defined below), Guarantor (as defined below) and Mr. Goldberg (as defined below) by the Company or has been taken from, or is based upon, publicly available documents or records of the Company on file with the U.S. Securities and Exchange Commission (the “SEC”) or other public sources at the time of the Offer. Parent, Offeror, Guarantor and Mr. Goldberg have not independently verified the accuracy and completeness of such information. Parent, Offeror, Guarantor and Mr. Goldberg have no knowledge that would indicate that any statements contained herein relating to the Company provided to Parent, Offeror, Guarantor and Mr. Goldberg or taken from, or based upon, such documents and records filed with the SEC or available from other public sources are untrue or incomplete in any material respect. The following are some questions you, as a stockholder of the Company, may have and answers to those questions. You should carefully read this entire Offer to Purchase and the other documents to which this Offer to Purchase refers to understand fully the Offer, the Merger Agreement and the other Transactions because the information in this summary term sheet is not complete. References to “we,” “us,” or “our,” unless the context otherwise requires, are references to the Offeror.

Securities Sought	All issued and outstanding shares (the “Shares”) of common stock, par value $0.01 per share, of IEC Electronics Corp., a Delaware corporation (the “Company”).

Price Offered Per Share	$15.35 per share, net to the holders thereof in cash (the “Offer Price”), net of applicable tax withholding, without interest.

Expiration Time of the Offer and withdrawal rights	At the end of the day, at midnight, New York City time, on September 23, 2021 (as it may be extended or earlier terminated in accordance with the terms of the Merger Agreement, the “Expiration Time”). See Section 1— “Terms of the Offer.”

Offeror	CTI Acquisition Corp., a Delaware corporation (the “Offeror”) and a wholly-owned subsidiary of Creation Technologies International Inc., a Delaware corporation (“Parent”). Parent is a wholly-owned subsidiary of Creation Technologies Inc. (“Guarantor”), with Guarantor being controlled by certain private equity funds affiliated with Alan E. Goldberg (“Mr. Goldberg”).

Who is offering to buy my securities?

The Offeror is offering to purchase for cash all of the outstanding Shares. The Offeror is a Delaware corporation that was formed for the sole purpose of making the Offer and effecting the transaction pursuant to which the Offeror will be merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”), pursuant to the Agreement and Plan of Merger, dated as of August 12, 2021, by and among Parent, the Offeror, Guarantor and the Company (as it may be amended from time to time, the “Merger Agreement”). The Offeror is a wholly-owned subsidiary of Parent, Parent is a wholly-owned subsidiary of Guarantor, and Guarantor is controlled by certain private equity funds affiliated with Mr. Goldberg. The Offeror, Guarantor and Parent are private companies and Mr. Goldberg is an individual. See the “Introduction” to this Offer to Purchase and Section 9— “Certain Information Concerning the Offeror, Parent and Mr. Goldberg”. The

Offer, the Merger and the other transactions contemplated by the Merger Agreement, but excluding the Financing (as defined in Section 12— “Sources and Amount of Funds”) are collectively referred to as the “Transactions”.

What securities are you offering to purchase?

We are offering to purchase all of the outstanding Shares. See “Introduction” and Section 1— “Terms of the Offer.”

How much are you offering to pay for my securities, and what is the form of payment?

We are offering to pay $15.35 per Share to you in cash, net of applicable tax withholding, without interest. If you are the record holder of your Shares (i.e., a stock certificate has been issued to you and registered in your name or your Shares are registered in “book-entry” form in your name with the Company’s transfer agent) and you directly tender your Shares to Computershare Trust Company, N.A. (the “Depositary and Paying Agent”) in the Offer, you will not have to pay brokerage fees or commissions. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your nominee tenders your Shares on your behalf, such nominee may charge you a fee for doing so. You should consult your nominee to determine whether any charges will apply. See “Introduction,” Section 1— “Terms of the Offer” and Section 2— “Acceptance for Payment and Payment for Shares.”

If I tender my Shares, when and how will I get paid?

If the conditions to the Offer are satisfied or, to the extent permitted, waived and we consummate the Offer and accept your Shares for payment, we will pay you an amount in cash equal to the number of Shares you tendered multiplied by the Offer Price, net of applicable tax withholding, without interest, promptly following the Expiration Time. See Section 1— “Terms of the Offer” and Section 2— “Acceptance for Payment and Payment for Shares.”

Will you have the financial resources to make payment?

Yes. Consummation of the Offer is not subject to any financing condition. The total amount of funds required by the Offeror and Parent to consummate the Offer, to provide funding for the Merger and to pay off certain existing indebtedness of the Company at the Effective Time is approximately $242.3 million, plus related fees and expenses. The Offeror and Parent expect to fund such cash requirements from Parent’s cash on hand and the proceeds from:

•

debt facilities contemplated by a debt commitment letter, dated August 12, 2021, that Guarantor has received from JPMorgan Chase Bank, N.A. and Citizens Bank, N.A. in connection with the execution of the Merger Agreement (the “Debt Commitment Letter”), which provides for a commitment from certain lenders to provide Guarantor with senior secured credit facilities in an aggregate principal amount of up to $545 million, comprised of (a) a first lien senior secured term loan in an aggregate principal amount of $455 million and (b) a first lien senior secured asset-based revolving credit facility in an aggregate principal amount of $90 million; and

•	the Company’s available cash following the Merger.

Funding of the debt facilities is subject to the satisfaction of various customary conditions. See Section 11— “Purpose of the Offer and Plans for the Company; Transaction Documents” and Section 12— “Sources and Amount of Funds.”

Is your financial condition material to my decision to tender in the Offer?

No. We do not believe our financial condition is material to your decision whether to tender your Shares and accept the Offer because (a) the Offeror was organized solely in connection with the Offer and the Merger and, prior to the Expiration Time, will not carry on any activities other than in connection with the Offer and the Merger, (b) the Offer is being made for all of the issued and outstanding Shares solely for cash, (c) the Offer is not subject to any financing condition, (d) if we consummate the Offer, subject to the satisfaction or waiver of certain conditions, we have agreed to acquire all remaining Shares (other than each Share (i) held in treasury by the Company, (ii) owned, directly or indirectly, by the Company, Parent, the Offeror (including any Shares acquired in the Offer) or any of their respective subsidiaries and (iii) held by any stockholder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the Delaware General Corporation Law (the “DGCL”)) for cash at the same price per Share as the Offer Price in the Merger, and (e) we have financial resources, including committed debt financing, sufficient to finance the Transactions. See Section 12— “Sources and Amount of Funds.”

What are the most significant conditions to the Offer?

We will not be required to accept for payment or pay for any Shares validly tendered and not properly withdrawn pursuant to the Offer if any of the conditions to the Offer, including those conditions set forth below, exist or have occurred and are continuing at the Expiration Time:

•

The number of Shares validly tendered and not properly withdrawn prior to the Expiration Time (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received”, as defined by Section 251(h)(6)(f) of the DGCL by the “depository” (as such term is defined in Section 251(h)(6)(c) of the DGCL)), together with the Shares then owned by Parent and Offeror , do not represent at least one Share more than sixty-six and two-thirds percent (66 2/3%) of the then outstanding Shares (the “Minimum Tender Condition”).

•

A law or order (whether temporary, preliminary or permanent) that makes illegal, enjoins or otherwise prohibits the consummation of the Offer or the Merger has been enacted, issued, promulgated, enforced or entered by a governmental entity.

•	Any applicable waiting period (and any extension) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has not expired or been terminated.

•	The representations and warranties of the Company made pursuant to the Merger Agreement shall not be correct as of such time, subject to customary materiality exceptions.

•	The Company shall not have complied in all material respects with the covenants, agreements and other obligations pursuant to the Merger Agreement.

•	Since the date of the Merger Agreement, a Company Material Adverse Effect (as defined in the Merger Agreement) has occurred.

•	The Merger Agreement shall have been terminated.

Subject to applicable rules and regulations of the SEC and the provisions of the Merger Agreement (which include limitations on the Offeror’s ability to modify the Offer), the Offeror expressly reserves the right to waive any condition of the Offer (other than the Minimum Tender Condition) or to make any other changes in the terms and conditions of the Offer. See Section 13— “Conditions of the Offer.” The Offer is not subject to a financing condition.

The Offer is also subject to other terms and conditions. See Section 1— “Terms of the Offer” and Section 13—“Conditions of the Offer.”

Is there an agreement governing the Offer?

Yes. Parent, Offeror, Guarantor and the Company have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See Section 11— “Purpose of the Offer and Plans for the Company; Transaction Documents” for a summary of the Merger Agreement.

What does the Company’s board of directors think about the Offer?

The Board of Directors of the Company unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, the Company and the Company’s stockholders; (b) approved and declared advisable the Merger Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth therein; and (c) resolved to recommend that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer. A more complete description of the reasons for the Company’s board of directors authorizing and approving the Transactions are set forth in Item 4 of the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), a copy of which is being filed with the SEC as soon as practicable after we file the Tender Offer Statement on Schedule TO and furnished (without certain exhibits) to the Company’s stockholders concurrently with this Offer to Purchase.

How long do I have to decide whether to tender in the Offer?

If you wish to tender all or any portion of your Shares to the Offeror pursuant to the Offer, you must comply with the procedures described in this Offer to Purchase and the Letter of Transmittal, as applicable, by the Expiration Time. If you wish to tender all or any portion of your Shares to the Offeror pursuant to the Offer and you cannot deliver all the documents required in order to make a valid tender by the Expiration Time, you may be able to use a guaranteed delivery procedure by which a broker or a bank (each, an “Eligible Institution”), may guarantee that the missing items will be received by the Depositary and Paying Agent within two trading days on the Nasdaq Global Market (“Nasdaq”). For the tender to be valid, however, the Depositary and Paying Agent must receive the missing items within such two-trading-day period. See Section 1— “Terms of the Offer” and Section 3—“Procedures for Tendering Shares.” Shares tendered pursuant to guaranteed delivery procedures but not yet delivered in satisfaction of such guarantee will be excluded in calculating whether the Minimum Tender Condition has been satisfied.

Beneficial owners of Shares holding their Shares through nominees should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Shares through a nominee and who wish to participate in the Offer should contact such nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

Can the Offer be extended and under what circumstances?

Yes. We have agreed in the Merger Agreement that, subject to our rights to terminate the Merger Agreement in accordance with its terms, the Offer may or shall be extended as follows:

•

Offeror is obligated to extend the Offer on one or more occasions in consecutive increments of up to 5 business days each (or such longer or shorter period as Offeror and the Company may agree), if, on the then-scheduled Expiration Time any of the conditions to the Offer are not satisfied or, in Offeror’s sole discretion waived, until such time as the applicable condition or conditions are satisfied or waived, provided, however, if at the then-scheduled Expiration Time the sole unsatisfied Offer Condition is the Minimum Tender Condition, Offeror is not required to extend the Offer for more than four additional five business day periods);

•

Offeror is obligated to extend the Offer until the No-Shop Period Start Date (as defined below) or, if there is an Excluded Party (as defined below) as of the No-Shop Period Start Date, the Cut-Off Time (as defined below), or such longer or shorter period as Offeror and the Company may agree, in each case only if on the then-scheduled Expiration Time all of the other conditions to the Offer have been satisfied;

•	Offeror is required to extend the Offer for the minimum period as required by any applicable law, interpretation or position of the SEC or its staff or Nasdaq, and until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other applicable foreign antitrust, competition or similar law shall have expired or been terminated; and

•

if, at the Expiration Time, all of the conditions to the Offer have been satisfied or waived by Offeror, the full amount of the Financing (as defined in Section 12—“Sources and Amount of Funds”) has not been funded and Offeror believes the Financing will not be available to be funded within three business days of the Expiration Time, and Parent certifies to the Company that it expects the Financing will be consummated, then Offeror may extend the Expiration Time for either (i) one additional period of up to fifteen days should there be no Excluded Parties as of the No-Shop Period Start Date or (ii) one additional period of up to five days should there be an Excluded Party as of the No-Shop Period Start Date; provided, however, no such extension may extend the Expiration Time beyond the business day that is five business days immediately prior to the Outside Date; provided further, that if any such date is not a business day, the first business day thereafter.

Notwithstanding the foregoing, in no event (A) may the Expiration Time be extended beyond the earlier of (i) 11:59 p.m. (New York City time) on December 10, 2021 (the “Outside Date”) or (ii) the valid termination of the Merger Agreement; or (B) shall Offeror fail to extend the Expiration Time such that it ends before the No Shop Period Start Date or should there be Excluded Parties as of the No-Shop Period Start Date, the Cut-Off Time.

During any extension of the Offer, all Shares previously validly tendered and not properly withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4— “Withdrawal Rights” and Section 1—“Terms of the Offer.”

We currently believe the Offer will be extended until October 1, 2021, either due to a required extension as a result of the existence of an Excluded Party as of the No-Shop Period Start Date that would require us to extend the Offer to the October 1, 2021 “Cut-Off Time” or due to the existing Debt Commitment Letter having an “inside date”, being a date before which the Lender Parties (defined below) need not provide the Financing, of October 4, 2021.

How will I be notified if the Offer is extended?

If the Offer is extended, we will inform the Depositary and Paying Agent for the Offer of that fact and will make a public announcement of the extension no later than 9:00 A.M., New York City time, on the business day after the day on which the Offer was scheduled to expire.

Will there be a subsequent offering period?

No. Pursuant to Section 251(h) of the DGCL, we expect the Merger to occur as soon as practicable following the consummation of the Offer without a subsequent offering period. See Section 7—“Certain Effects of the Offer.”

Have any stockholders already agreed to tender their Shares in the Offer?

No. We have not previously entered into any agreements with any of the Company’s stockholders with respect to their tender of Shares into the Offer. The Company has informed us that (a) as of August 20, 2021, the executive officers and directors of the Company collectively beneficially owned 318,458 Shares (excluding Shares issuable upon exercise of Company Options and Company RSUs, each as defined below), representing approximately 3.0% of the then-outstanding Shares, and (b) to the Company’s knowledge after making reasonable inquiry, each of the Company’s executive officers and directors currently intends to tender all of the Shares held of record or beneficially owned by such holder pursuant to the Offer.

How do I tender my Shares?

If you wish to accept the Offer and:

•

you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should contact such nominee and give instructions that your Shares be tendered in accordance with the procedures described in this Offer to Purchase and the Letter of Transmittal;

•

you are a record holder (i.e., a stock certificate has been issued to you and registered in your name or your Shares are registered in “book entry” form in your name with the Company’s transfer agent), you must deliver the stock certificate(s) representing your Shares (or follow the procedures described in this Offer to Purchase for book-entry transfer), together with a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof) or an Agent’s Message (as defined in Section 3— “Procedures for Tendering Shares” below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, to the Depositary and Paying Agent. These materials must be received by the Depositary and Paying Agent before the Offer expires; or

•

you are a record holder, but your stock certificate is not available or you cannot deliver it to the Depositary and Paying Agent before the Expiration Time, you may be able to obtain two additional Nasdaq trading days to tender your Shares using the enclosed Notice of Guaranteed Delivery.

See the Letter of Transmittal and Section 3— “Procedures for Tendering Shares.”

May I withdraw Shares I previously tendered in the Offer? Until what time may I withdraw tendered Shares?

Yes. You may withdraw previously tendered Shares any time prior to the Expiration Time, and, if not previously accepted for payment, at any time after October 24, 2021, the date that is sixty days after the date of the commencement of the Offer, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by following the procedures for withdrawing your Shares in a timely manner. To withdraw Shares, you must deliver a written notice of withdrawal, with the required information to the Depositary and Paying Agent for the Offer. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct your broker, dealer, commercial bank, trust company or other nominee prior to the Expiration Time to arrange for the withdrawal of your Shares in a timely manner. See Section 4— “Withdrawal Rights.”

If I decide not to tender, how will the Offer affect my Shares?

If you decide not to tender your Shares pursuant to the Offer and the Merger occurs as described in this Offer to Purchase, you will have the right to receive the same amount of cash per Share as if you had tendered your Shares pursuant to the Offer, net of applicable tax withholding, without interest. Pursuant to the Merger Agreement, if the Minimum Tender Condition and other conditions in the Merger Agreement are satisfied, we will accept the Shares for purchase in the Offer and consummate the Merger. Because the Merger will be governed by Section 251(h) of the DGCL, assuming the requirements of Section 251(h) of the DGCL are met, no stockholder vote by the stockholders of the Company will be required in connection with the consummation of the Merger. We do not expect there to be significant time between the consummation of the Offer and the consummation of the Merger. See Section 7— “Certain Effects of the Offer.”

Are appraisal rights available in either the Offer or the Merger?

No appraisal rights will be available to you in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, stockholders will be entitled to appraisal rights in connection with the Merger with respect to Shares not tendered in the Offer if such stockholders properly perfect their right to seek appraisal under the DGCL. See Section 16— “Appraisal Rights.”

If the Offer is completed, will the Company continue as a public company?

No. Following the purchase of Shares tendered, we expect to consummate the Merger in accordance with Section 251(h) of the DGCL as soon as practicable following the consummation of the Offer, subject to the conditions to the Merger set forth in the Merger Agreement. As a result, the Shares will no longer meet the requirements for continued listing on Nasdaq because the only stockholder will be Parent. Immediately following the consummation of the Merger, Parent intends to cause the Company to delist the Shares from Nasdaq. In addition, Parent intends to cause the Company to terminate the registration of the Shares under the Exchange Act as soon as the requirements for termination of registration are met after the consummation of the Merger. See Section 7— “Certain Effects of the Offer.”

What are your plans for the Company after the Merger?

We expect that, following consummation of the Transactions, the operations of the Company, as the surviving corporation in the Merger, will be conducted substantially as they currently are being conducted. Nevertheless, management and/or the Company’s board of directors may initiate a review of the Company to determine what changes, if any, would be desirable following the Transactions to enhance its business and operations and may cause the Company to engage in certain extraordinary corporate transactions, such as reorganizations, mergers or sales or purchases of assets, if its management and/or board of directors decide that such transactions are in the best interest of the Company upon such review. See Section 11— “Purpose of the Offer and Plans for the Company; Transaction Documents.”

What is the market value of my Shares as of a recent date?

The Offer Price of $15.35 per Share represents a premium of approximately 47% over the closing price of the Shares reported on Nasdaq on August 11, 2021 (the last trading day before public announcement of the Merger Agreement). On August 25, 2021, the last trading day before we commenced the Offer, the closing price of the Shares reported on Nasdaq was $15.24. We advise you to obtain a recent quotation for Shares in deciding whether to tender your Shares in the Offer. See Section 6— “Price Range of Shares; Dividends.”

What will happen to my stock options in the Offer and the Merger?

Stock options in respect of Shares (the “Company Options”) granted under the IEC Electronics Corp. 2010 Omnibus Incentive Compensation Plan, as amended (the “Company 2010 Equity Plan”) and/or the IEC Electronics Corp. Omnibus Incentive Compensation Plan (the “Company 2019 Equity Plan”, together with the 2010 Equity Plan, the “Company Equity Plans”) or granted under an inducement grant exception under applicable listing rules prior to the Effective Time, are not sought in or affected by the Offer. However, pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each Company Option that is unexercised and outstanding immediately prior to the Effective Time, whether vested or unvested, and that has an exercise price per Share that is less than the Offer Price, will fully vest and will be cancelled and converted automatically into the right to receive as promptly as is reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of (a) the amount by which the Offer Price exceeds the exercise price per Share of such Company Option and (b) the total number of Shares subject to such Company Option, net of applicable tax withholding. At the Effective Time, each Company Option, if any, that has an exercise price per Share that is greater than or equal to the Offer Price will be cancelled without any payment to the holder of such Company Option.

What will happen to my restricted shares in the Offer and the Merger?

Each Share that is subject to vesting, repurchase or other similar restrictions (“Company Restricted Shares”) will fully vest and will be cancelled and converted automatically into the right to receive as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the Offer Price, net of applicable tax withholding.

What will happen to my restricted stock units in the Offer and the Merger?

Restricted stock units in respect of Shares granted under the Company Equity Plans that are subject to vesting based solely on continued employment or service to the Company (“Company RSUs”) are not sought in or affected by the Offer. However, pursuant to the terms of the Merger Agreement, at the Effective Time, each Company RSU will fully vest and will be cancelled and converted automatically into the right to receive, as promptly as reasonably practicable, an amount in cash, without interest, equal to the Offer Price multiplied by the total number of Shares underlying each such Company RSU, net of applicable tax withholding.

What will happen to my restricted stock units subject to performance based vesting conditions in the Offer and the Merger?

Restricted stock units in respect of Shares granted under the Company Equity Plans that are subject to performance-based vesting conditions and not solely vesting based on continued employment or service to the Company (“Company PSUs”) are not sought in or affected by the Offer. However, pursuant to the terms of the Merger Agreement, at the Effective Time, each Company PSU will fully vest and will be cancelled and converted automatically into the right to receive, as promptly as reasonably practicable, an amount in cash, without interest, equal to the Offer Price multiplied by the total number of Shares underlying each such Company PSU based on the degree of performance through the Effective Time, net of applicable tax withholding.

What are the material U.S. federal income tax consequences of participating in the Offer or the Merger?

A U.S. Holder (as defined in Section 5— “Certain Material U.S. Federal Income Tax Consequences”) that disposes of Shares pursuant to the Offer or the Merger generally will recognize capital gain or loss equal to the difference between the cash that the U.S. Holder receives pursuant to the Offer or the Merger and the U.S. Holder’s adjusted tax basis in the Shares disposed of pursuant to the Offer or the Merger. The Company’s stockholders are urged to read carefully Section 5— “Certain Material U.S. Federal Income Tax Consequences” and to consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances of exchanging their Shares pursuant to the Offer or exchanging Shares pursuant to the Merger, including the consequences under any applicable state, local, non-U.S. or other tax laws. See Section 5— “Certain Material U.S. Federal Income Tax Consequences.”

Whom can I contact if I have questions about the Offer?

For further information, you can call D.F. King & Co., Inc., the Information Agent for the Offer. Banks and brokerage firms may call (212) 269-5550. Stockholders and all others may call toll-free (800) 848-2998.

To: Holders of Shares of Common

Stock of the Company:

Introduction

CTI Acquisition Corp., a Delaware corporation (the “Offeror”) and a wholly-owned subsidiary of Creation Technologies International Inc., a Delaware corporation (“Parent”), hereby offers to purchase all of the outstanding shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the IEC Electronics Corp., a Delaware corporation (the “Company”), at a purchase price of $15.35 per Share (the “Offer Price”), in cash, net of applicable tax withholding, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (the “Letter of Transmittal” which, together with this Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”). Parent is controlled by certain private equity funds affiliated with Alan E. Goldberg (“Mr. Goldberg”).

The Offer and withdrawal rights will expire at the end of the day, at midnight, New York City time, on September 23, 2021 or, if the Offer has been extended pursuant to and in accordance with the Merger Agreement, the date and time to which the Offer has been so extended or earlier terminated (the “Expiration Time”). See Section 1— “Terms of the Offer,” Section 13— “Conditions of the Offer” and Section 15— “Certain Legal Matters; Regulatory Approvals.”

The Offer is being made in connection with the Agreement and Plan of Merger, dated as of August 12, 2021 by and among Parent, the Offeror, Creation Technologies Inc. (“Guarantor”) and the Company (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, as soon as practicable after the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, the Offeror will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”). The Merger will be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), in accordance with the relevant provisions of the DGCL. The Merger will become effective upon the filing of the Certificate of Merger or at such later date or time as Parent and the Company may agree and specify in the Certificate of Merger (the “Effective Time”).

At the Effective Time, each issued and outstanding Share (other than each Share (i) held in treasury by the Company, (ii) owned, directly or indirectly, by the Company, Parent, the Offeror (including any Shares acquired in the Offer) or any of their respective subsidiaries and (iii) held by any stockholder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the Delaware General Corporation Law (the “DGCL”)), will be converted into and will thereafter represent only the right to receive an amount in cash equal to the Offer Price, net of applicable tax withholding, without interest. As a result of the Merger, the Shares will cease to be publicly traded, and the Company will become a wholly-owned subsidiary of Parent. The Offer, the Merger and the other transactions contemplated by the Merger Agreement, but excluding the Financing (as defined in Section 12— “Sources and Amount of Funds” below), are collectively referred to in this Offer to Purchase as the “Transactions.” The Merger Agreement is more fully described in Section 11— “Purpose of the Offer and Plans for the Company; Transaction Documents.”

The Offer is not subject to any financing condition. The Offeror will not be required to accept for payment or pay for any Shares validly tendered and not properly withdrawn pursuant to the Offer if any of the conditions to the Offer, including the following conditions, exist or have occurred and are continuing at the Expiration Time:

•

The number of Shares validly tendered and not properly withdrawn prior to the Expiration Time (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received”, as defined by Section 251(h)(6)(f) of the DGCL by the “depository” (as such term is defined in Section 251(h)(6)(c) of the DGCL)), together with the Shares then owned by Parent and

Offeror, do not represent at least one Share more than sixty-six and two-thirds percent (66 2/3%) of the then outstanding Shares (the “Minimum Tender Condition”).

•

A law or order (whether temporary, preliminary or permanent) that makes illegal, enjoins or otherwise prohibits the consummation of the Offer or the Merger has been enacted, issued, promulgated, enforced or entered by a governmental entity.

•	Any applicable waiting period (and any extension) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has not expired or been terminated.

•	The representations and warranties of the Company made pursuant to the Merger Agreement shall not be correct as of such time, subject to customary materiality exceptions.

•	The Company shall not have complied in all material respects with the covenants, agreements and other obligations pursuant to the Merger Agreement.

•	Since the date of the Merger Agreement, a Company Material Adverse Effect (as defined in the Merger Agreement) has occurred.

•	The Merger Agreement shall have been terminated.

Subject to applicable rules and regulations of the SEC and the provisions of the Merger Agreement (which include limitations on the Offeror’s ability to modify the Offer), the Offeror expressly reserves the right to waive any condition of the Offer (other than the Minimum Tender Condition) or to make any other changes in the terms and conditions of the Offer. See Section 13— “Conditions of the Offer.” The Offer is not subject to a financing condition.

The Offer is also subject to other terms and conditions. See Section 1— “Terms of the Offer” and Section 13— “Conditions of the Offer.”

The Board of Directors of the Company unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, the Company and the Company’s stockholders; (b) approved and declared advisable the Merger Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth therein; and (c) resolved to recommend that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer. A more complete description of the reasons for the Company’s board of directors authorizing and approving the Transactions are set forth in Item 4 of the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), a copy of which is being filed with the SEC as soon as practicable after the Offeror files the Tender Offer Statement on Schedule TO and furnished (without certain exhibits) to the Company’s stockholders concurrently with this Offer to Purchase.

The Merger will be effective pursuant to Section 251(h) of the DGCL. Section 251(h) of the DGCL provides that, subject to certain statutory requirements, if following consummation of a tender offer for all shares of stock of a public Delaware corporation that would otherwise be entitled to vote on the adoption or rejection of a merger agreement, the stock irrevocably accepted for purchase pursuant to such tender offer and received by the depositary prior to the expiration of such tender offer, plus the stock otherwise owned by the consummating corporation and its affiliates, equals at least such percentage of the stock, and of each class or series thereof, of the target corporation that would otherwise be required to adopt a merger agreement under the DGCL or the target corporation’s certificate of incorporation, and each outstanding share of each class or series of stock that is the subject of such tender offer and is not irrevocably accepted for purchase in the offer is to be converted in such merger into the right to receive the same amount and kind of consideration to be paid for shares of such class or series of stock irrevocably accepted for purchase in such tender offer, the merger may be effected without a vote of the stockholders of the target corporation. Accordingly, if the Offer is consummated and the number of Shares validly tendered in accordance with the terms of the Offer and not properly withdrawn prior to the Expiration

Time, together with the Shares then owned by the Offeror, is one Share more than sixty-six and two-thirds percent (66 2/3%) of the outstanding Shares, the Merger will not be subject to the approval of the Company’s remaining public stockholders. Section 251(h) also requires that the Merger Agreement provide that such merger will be effected as soon as practicable following the consummation of the tender offer. Therefore, the Company, Parent and the Offeror have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation of the Offer. See Section 11— “Purpose of the Offer and Plans for the Company; Transaction Documents.”

No appraisal rights are available in connection with the Offer. However, if the Offeror accepts Shares in the Offer and the Merger is completed, stockholders may be entitled to appraisal rights in connection with the Merger if they do not tender Shares in the Offer and comply with the applicable procedures described under Section 262 of the DGCL. Such stockholder will not be entitled to receive the Offer Price or the consideration payable in the Merger (i.e., $15.35 per Share) (the “Merger Consideration”) (in each case, net of applicable tax withholding, without interest), but instead will be entitled to receive only those rights provided under Section 262 of the DGCL. Stockholders must properly perfect their right to seek appraisal under the DGCL in connection with the Merger in order to exercise appraisal rights. See Section 16— “Appraisal Rights.”

The Offeror has engaged Computershare Trust Company, N.A. to act as the depositary and paying agent for the Offer (the “Depositary and Paying Agent”). If your Shares are registered in your name and you tender directly to the Depositary and Paying Agent, you will not be obligated to pay brokerage fees or commissions on the purchase of your Shares by the Offeror. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should check with such nominee as to whether they charge any service fees.

The Offeror has engaged D.F. King & Co., Inc. to act as information agent for the Offer (the “Information Agent”). Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for copies of this Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent. Such copies will be furnished promptly at the Offeror’s expense. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

This Offer to Purchase, the related Letter of Transmittal and the other documents referred to in this Offer to Purchase contain important information and such documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

The Tender Offer

1. Terms of the Offer

Upon the terms and subject to the satisfaction or, to the extent permitted, waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror has agreed in the Merger Agreement to accept for payment and pay for all Shares validly tendered and not properly withdrawn by the Expiration Time in accordance with the procedures described in Section 4— “Withdrawal Rights.” The Offer expires at the end of the day, at midnight, New York City time, on September 23, 2021, unless the Offeror, in accordance with the Merger Agreement, extends the Offer, in which event the term “Expiration Time” means the latest time and date at which the offering period of the Offer, as so extended by the Offeror, will expire. For purposes of the Offer, as provided under the Exchange Act, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

The Offer is conditioned upon the satisfaction of the Minimum Tender Condition and the other conditions described in Section 13— “Conditions of the Offer”. The Offeror may, subject to the terms and conditions of the Merger Agreement, terminate the Offer without purchasing any Shares if the conditions described in Section 13 are not satisfied or waived. See Section 11— “Purpose of the Offer and Plans for the Company; Transaction Documents—The Merger Agreement—Termination.”

Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, the Offeror expressly reserves the right to increase the Offer Price, waive any condition to the Offer (other than the Minimum Tender Condition) or to make any other changes in the terms and conditions of the Offer. However, pursuant to the Merger Agreement, Parent and the Offeror each has agreed that it will not, without the prior written consent of the Company (in its sole and absolute discretion), (a) reduce the maximum number of Shares sought to be purchased in the Offer, (b) reduce the Offer Price or change the form of consideration payable in the Offer, (c) change, modify or waive the Minimum Tender Condition, (d) impose conditions to the Offer that are in addition to the Offer Conditions, or modify or amend any existing conditions to the Offer, in a manner that is adverse to the Company’s stockholders, (e) except as otherwise required or expressly permitted by the Merger Agreement, extend or otherwise change the Expiration Time, (f) provide for any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act or (g) otherwise amend, modify or supplement the Offer in a manner that would reasonably be expected to be adverse in any material respect to the Company’s stockholders.

Subject to the terms and conditions of the Merger Agreement, unless the Merger Agreement is terminated in accordance with its terms, the Offer may be extended as follows:

•

Offeror is obligated to extend the Offer on one or more occasions in consecutive increments of up to 5 business days each (or such longer or shorter period as Offeror and the Company may agree), if, on the then-scheduled Expiration Time any of the conditions to the Offer are not satisfied or, in Offeror’s sole discretion waived, until such time as the applicable condition or conditions are satisfied or waived, provided, however, if at the then-scheduled Expiration Time the sole unsatisfied Offer Condition is the Minimum Tender Condition, Offeror is not required to extend the Offer for more than four additional five business day periods);

•

Offeror is obligated to extend the Offer until the No-Shop Period Start Date (as defined below) or, if there is an Excluded Party (as defined below) as of the No-Shop Period Start Date, the Cut-Off Time (as defined below), or such longer or shorter period as Offeror and the Company may agree, in each case only if on the then-scheduled Expiration Time all of the other conditions to the Offer have been satisfied;

•	Offeror is required to extend the Offer for the minimum period as required by any applicable law, interpretation or position of the SEC or its staff or Nasdaq, and until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other applicable foreign antitrust, competition or similar law shall have expired or been terminated; and

•

if, at the Expiration Time, all of the conditions to the Offer have been satisfied or waived by Offeror, the full amount of the Financing (as defined in Section 12—“Sources and Amount of Funds”) has not been funded and Offeror believes the Financing will not be available to be funded within three business days of the Expiration Time, and Parent certifies to the Company that it expects the Financing will be consummated, then Offeror may extend the Expiration Time for either (i) one additional period of up to fifteen days should there be no Excluded Parties as of the No-Shop Period Start Date or (ii) one additional period of up to five days should there be an Excluded Party as of the No-Shop Period Start Date; provided, however, no such extension may extend the Expiration Time beyond the business day that is five business days immediately prior to the Outside Date; provided further, that if any such date is not a business day, the first business day thereafter.

Notwithstanding the foregoing, in no event (A) may the Expiration Time be extended beyond the earlier of (i) 11:59 p.m. (New York City time) on December 10, 2021 (the “Outside Date”) or (ii) the valid termination of the Merger Agreement; or (B) shall Offeror fail to extend the Expiration Time such that it ends before the No Shop Period Start Date or should there be Excluded Parties as of the No-Shop Period Start Date, the Cut-Off Time.

During any extension of the Offer, all Shares previously validly tendered and not properly withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4— “Withdrawal Rights” and Section 1— “Terms of the Offer.”

We currently believe the Offer will be extended until October 1, 2021, either due to a required extension as a result of the existence of an Excluded Party as of the No-Shop Period Start Date that would require us to extend the Offer to the October 1, 2021 “Cut-Off Time” or due to the existing Debt Commitment Letter having an “inside date”, being a date before which the Lender Parties (defined below) need not provide the Financing, of October 4, 2021.

If, subject to the terms of the Merger Agreement, the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, or otherwise. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought, or inclusion of or changes to a dealer’s soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC’s view, an offer to purchase should remain open for a minimum of five business days from the date a material change is first published, sent or given to stockholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. Accordingly, if prior to the Expiration Time the Offeror changes the Offer Price, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of that change is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of that tenth business day.

The Offeror expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the Expiration Time, any of the conditions to the Offer set forth in Section 13— “Conditions of the Offer” have not been satisfied or upon the occurrence of any of the events set forth in Section 11— “Purpose of the Offer and Plans for the Company; Transaction Documents—The Merger Agreement—Termination.” Under certain circumstances, Parent and the Offeror may terminate the Merger Agreement and the Offer, but Parent and the Offeror are prohibited from terminating the Offer prior to any then-scheduled Expiration Time unless the Merger Agreement has been terminated in accordance with its terms.

The Offeror expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to delay acceptance of Shares and to delay payment for Shares pending receipt of any governmental regulatory approvals specified in Section 15— “Certain Legal Matters; Regulatory Approvals.” See Section 13— “Conditions of the Offer.” The reservation by the Offeror of the right to delay the acceptance of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires the Offeror to pay the consideration offered or to return Shares deposited by or on behalf of tendering stockholders promptly after the termination or withdrawal of the Offer.

Any extension of the Offer, waiver or amendment of the Offer, delay in acceptance for payment or payment or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, the announcement in the case of an extension to be issued not later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Time in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting the obligations of the Offeror under those rules or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release to a national news service and making any appropriate filings with the SEC.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s stockholder list as of August 20, 2021 and will be furnished to brokers, dealers, commercial banks, trust companies or other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended in accordance with the terms of the Merger Agreement, the terms and conditions of any such extension or amendment), including satisfaction or waiver of all of the conditions to the Offer, the Offeror will, immediately following the Expiration Time, irrevocably accept for payment, and, at or as promptly as practicable thereafter (but in any event, within three business days following acceptance for payment (calculated using the definition of business day as set forth in Rule 14d-1(g)(3) under the Exchange Act) thereafter) pay for, all Shares validly tendered and not properly withdrawn pursuant to the Offer.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary and Paying Agent of (a) certificates representing those Shares or confirmation of the book-entry transfer of those Shares into the Depositary and Paying Agent’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3— “Procedures for Tendering Shares,” (b) a Letter of Transmittal or a manually executed facsimile thereof or an Agent’s Message (as defined in Section 3— “Procedures for Tendering Shares” below)), properly completed and duly executed, with any required signature guarantees, and (c) any other documents required by the Letter of Transmittal. See Section 3— “Procedures for Tendering Shares.” Accordingly, tendering stockholders may be paid at different times, depending upon when certificates or book-entry transfer confirmations with respect to their Shares are actually received by the Depositary and Paying Agent.

For purposes of the Offer, the Offeror will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn if and when the Offeror gives oral or written notice to the Depositary and Paying Agent of its acceptance for payment of those Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary and Paying Agent, which will act as agent for the tendering stockholders for purposes of receiving payments from the Offeror and transmitting those payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

Shares tendered by a Notice of Guaranteed Delivery or other guaranteed delivery procedure will not be deemed validly tendered for any purpose, including for purposes of satisfying the Minimum Tender Condition, and the Offeror will be under no obligation to make any payment for such Shares, unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary and Paying Agent in settlement or satisfaction of such guarantee.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for those unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary and Paying Agent’s account at DTC pursuant to the procedures set forth in Section 3— “Procedures for Tendering Shares,” those Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

If, prior to the Expiration Time, the Offeror increases the consideration offered to holders of Shares pursuant to the Offer, that increased consideration will be paid to holders of all Shares that are tendered pursuant to the Offer, whether or not those Shares were tendered prior to that increase in consideration.

3. Procedures for Tendering Shares

Valid Tender of Shares. To validly tender Shares pursuant to the Offer:

•

a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary and Paying Agent at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Time and either (a) certificates representing Shares tendered must be delivered to the Depositary and Paying Agent or (b) those Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of that delivery received by the Depositary and Paying Agent (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Time, or

•

the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and Paying Agent and forming a part of a Book-Entry Confirmation (as defined below), which states that (a) DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of that Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and (b) the Offeror may enforce that agreement against the participant.

Book-Entry Transfer. The Depositary and Paying Agent has agreed to establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer those Shares into the Depositary and Paying Agent’s account in accordance with DTC’s procedures for that transfer using DTC’s ATOP system. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary and Paying Agent at its address set forth on the back cover of this Offer to Purchase by the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the

Depositary and Paying Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary and Paying Agent.

Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by an Eligible Institution. Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith, the owners’ powers are not signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if those Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are held through a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

If certificates representing Shares are forwarded separately to the Depositary and Paying Agent, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.

Guaranteed Delivery. A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary and Paying Agent prior to the Expiration Time, may tender those Shares by satisfying all of the requirements set forth below:

•	the tender is made by or through an Eligible Institution;

•

a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Offeror, is received by the Depositary and Paying Agent (as provided below) prior to the Expiration Time; and

•

the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all those Shares), together with a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary and Paying Agent within two trading days after the date of execution of the Notice of Guaranteed Delivery. A “trading day” is any day on which Nasdaq is open for business.

The Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted via facsimile transmission or mailed to the Depositary and Paying Agent and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery made available by the Offeror. In the case of Shares held through DTC, the Notice of Guaranteed Delivery must be delivered to the Depositary and Paying Agent by a participant by means of the confirmation system of DTC.

Shares tendered by a Notice of Guaranteed Delivery or other guaranteed delivery procedure will not be deemed validly tendered for any purpose, including for purposes of satisfying the Minimum Tender Condition, and the Offeror will be under no obligation to make any payment for such Shares, unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary and Paying Agent in settlement or satisfaction of such guarantee.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering stockholder. Delivery of all those documents will be deemed made, and risk of loss of the certificate representing Shares will pass, only when actually received by the Depositary and Paying Agent (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If the delivery is by mail, it is recommended that all those documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares (pursuant to any one of the procedures described above) will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender, sell, transfer and assign the Shares tendered, as specified in the Letter of Transmittal (and any and all other Shares or other securities issued or issuable in respect of such Shares), and that when the Offeror accepts the Shares for payment, it will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The Offeror’s acceptance for payment of Shares (tendered pursuant to one of the procedures described above) will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

Other Requirements. Notwithstanding any provision of this Offer to Purchase, the Offeror will pay for Shares pursuant to the Offer only after timely receipt by the Depositary and Paying Agent of (a) certificates for (or a timely Book-Entry Confirmation with respect to) those Shares, (b) a Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates or Book-Entry Confirmations with respect to their Shares are actually received by the Depositary and Paying Agent. Under no circumstances will interest be paid by the Offeror on the purchase price of Shares, regardless of any extension of the Offer or any delay in making that payment.

Irrevocable Appointment as Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints designees of the Offeror as that stockholder’s true and lawful agent and attorney-in-fact and proxies, each with full power of substitution and re-substitution, to the full extent of that stockholder’s rights with respect to the Shares tendered by that stockholder and accepted for payment by the Offeror and with respect to any and all other Shares or other securities issued or issuable in respect of those Shares on or after the date of the Merger Agreement. Such proxies and powers of attorney will be irrevocable and deemed to be coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, the Offeror accepts for payment Shares tendered by the stockholder as provided herein. Upon the effectiveness of the appointment, all prior powers of attorney, proxies and consents given by that stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Upon the effectiveness of the appointment, the Offeror’s designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of that stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the Company’s stockholders, by written consent in lieu of any such meeting or otherwise. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Offeror’s payment for those Shares, the Offeror must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to those Shares, including voting at any meeting of stockholders or executing a written consent concerning any matter.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Offeror (which may delegate such power, in whole or in part, to the Depositary and Paying Agent) in its sole and absolute discretion, which determination will be final and binding absent a finding to the contrary by a court of competent jurisdiction. The Offeror reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, the Offeror or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Offeror’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding.

No alternative, conditional or contingent tenders will be accepted.

4. Withdrawal Rights

A stockholder may withdraw Shares tendered pursuant to the Offer at any time on or prior to the Expiration Time and, if not previously accepted for payment, at any time after October 24, 2021 the date that is sixty days after the date of the commencement of the Offer, pursuant to SEC regulations, but only in accordance with the procedures described in this Section 4; otherwise, the tender of Shares pursuant to the Offer is irrevocable.

For a withdrawal of Shares to be effective, a written or emailed transmission of a notice of withdrawal with respect to the Shares must be timely received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered those Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless those Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3— “Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary and Paying Agent, the name of the registered owner and the serial numbers shown on those certificates must also be furnished to the Depositary and Paying Agent prior to the physical release of those certificates. If a stockholder tenders Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, the stockholder must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of those Shares.

If the Offeror extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept for payment Shares pursuant to the Offer for any reason, then, without prejudice to the Offeror’s rights under this Offer, the Depositary and Paying Agent may nevertheless, on behalf of the Offeror, retain tendered Shares, and those Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering shares described in Section 3— “Procedures for Tendering Shares” at any time prior to the Expiration Time.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Offeror (which may delegate such power in whole or in part to the Depositary and Paying Agent), in its sole and absolute discretion, which determination will be final and binding absent a finding to the contrary by a court of competent jurisdiction. The Offeror also reserves the absolute right to waive any defect or irregularity in the notice of withdrawal of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, the Offeror or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give that notification.

5. Certain Material U.S. Federal Income Tax Consequences

The following summary describes the material U.S. federal income tax consequences to beneficial holders of Shares with respect to the disposition of Shares pursuant to the Offer or the Merger. It addresses only holders that hold Shares as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

The following summary does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations that may be relevant to particular holders in light of their particular circumstances nor does it deal with persons that are subject to special tax rules, such as brokers, dealers in securities or currencies, financial institutions, mutual funds, insurance companies, tax-exempt entities, qualified retirement plans or other tax deferred accounts, regulated investment companies, real estate mortgage investment conduits, real estate investment trusts, common trust funds, holders subject to the alternative minimum tax, corporations that accumulate earnings to avoid U.S. federal income tax, persons holding Shares as part of a straddle, hedge or conversion transaction or as part of a synthetic security or other integrated transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar, U.S. expatriates, dissenting stockholders, and persons that acquired Shares in a compensatory transaction. In addition, this summary does not address persons that hold an interest in a partnership, S corporation or other pass-through entity that holds Shares, or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction or U.S. federal non-income tax considerations (e.g., the federal estate or gift tax), or the application of the Medicare tax on net investment income under Section 1411 of the Code.

The following is based on the provisions of the Code, final, proposed and temporary Treasury regulations promulgated under the Code (“Treasury Regulations”), administrative rulings and other guidance, and court decisions, in each case as in effect on the date of this Offer to Purchase, all of which are subject to change, possibly with retroactive effect.

As used herein, the term “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes, (a) a citizen or individual resident of the United States; (b) a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if (1) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of the trust’s substantial decisions or (2) the trust has properly elected under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” is a beneficial owner of Shares, other than a partnership or an entity classified as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.

The tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) generally will depend on the status or activities of the partner or the partnership. Partnerships that are beneficial owners of Shares, and partners in such partnerships, are urged to consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax considerations applicable to them with respect to the disposition of Shares pursuant to the Offer or the Merger.

This summary is of a general nature only. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular holder. Because individual circumstances may vary, holders of Shares should consult their own tax advisors as to the tax consequences of the Offer and the Merger to a beneficial holder of Shares in their particular circumstances, including the application of any state, local or non-U.S. tax laws and any changes in such laws.

Receipt of Cash Pursuant to the Offer or the Merger

U.S. Holders

A U.S. Holder that disposes of Shares pursuant to the Offer or the Merger generally will recognize gain or loss equal to the difference between the cash that the U.S. Holder receives pursuant to the Offer or the Merger and the U.S. Holder’s adjusted tax basis in the Shares disposed of pursuant to the Offer or the Merger, respectively. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) disposed of pursuant to the Offer or the Merger. Such recognized gain or loss will generally constitute capital gain or loss, and will be long-term capital gain or loss if the Shares disposed of in the Offer or the Merger are held for more than one year. Certain non-corporate U.S. Holders may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to significant limitations.

Non-U.S. Holders

In general, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the receipt of cash in exchange for the disposition of Shares pursuant to the Offer or the Merger unless:

•

the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of such Non-U.S. Holder);

•	the Non-U.S. Holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

the Company is or has been a “U.S. real property holding corporation” within the meaning of Section 897 of the Code for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such Non-U.S. Holder’s holding period for its Shares and such Non-U.S. Holder beneficially owned more than 5% of the Shares at any time during such period. The Company does not believe it is or has been a U.S. real property holding corporation during the preceding five years and, although there can be no assurance, does not anticipate becoming one prior to the Effective Time.

Gain that is described in the first bullet point immediately above generally will be subject to U.S. federal net income taxation at regular graduated U.S. federal income tax rates. If the Non-U.S. Holder is a foreign corporation, a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) also may apply to its effectively connected earnings and profits. An individual Non-U.S. Holder described in the second bullet point immediately above generally will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty) on the gain derived from the disposition of Shares pursuant to the Offer or the Merger, which may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States), provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses. Any gain that is described in the third bullet point immediately above if the Company was or is a “U.S. real property holding corporation” generally would be subject to U.S. federal income tax in the same manner as described above with respect to gain described in the first bullet point except that branch profits tax shall not apply. Each Non-U.S. Holder is urged to consult its tax advisor regarding the manner in which gain or loss should be calculated as a result of the Offer or the Merger.

Information Reporting and Backup Withholding Tax

Payments made to holders of Shares in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 24%). To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption in a manner satisfactory to the Depositary and Paying Agent should properly complete and return IRS Form W-9 included in the Letter of Transmittal, certifying that such holder is a U.S. person within the meaning of Section 7701(a)(30) of the Code, the taxpayer identification number provided is correct, and that such holder is not subject to backup withholding. Non-U.S. Holders that do not otherwise establish an exemption in a manner satisfactory to the Depositary and Paying Agent should submit an appropriate and properly completed IRS Form W-8, a copy of which may be obtained from the Depositary and Paying Agent, in order to avoid backup withholding. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a holder’s U.S. federal income tax liability, provided the required information is timely furnished in the appropriate manner to the Internal Revenue Service.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES TO HOLDERS OF SHARES WITH RESPECT TO THE DISPOSITION OF SHARES PURSUANT TO THE OFFER OR THE MERGER. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES

6. Price Range of Shares; Dividends

The Shares are listed on Nasdaq under the symbol “IEC”. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Share on Nasdaq as reported by Bloomberg L.P. with respect to periods occurring in fiscal years ended 2019, 2020 and with respect to periods occurring in fiscal year 2021 through August 25, 2021. No dividends have been paid on the Shares during these periods.

Fiscal Year	Start	End/Through	High	Low

2019:
First Quarter	10/1/2018	12/28/2018	$6.69	$5.00
Second Quarter	12/29/2018	3/29/2019	$8.65	$5.70
Third Quarter	3/30/2019	6/28/2019	$7.89	$5.83
Fourth Quarter	6/29/2019	9/30/2019	$7.26	$5.00

2020:
First Quarter	10/1/2019	12/27/2019	$9.45	$6.50
Second Quarter	12/28/2019	3/27/2020	$9.57	$5.00
Third Quarter	3/28/2020	6/26/2020	$9.70	$5.52
Fourth Quarter	6/27/2020	9/30/2020	$9.70	$8.20

Fiscal Year	Start	End/Through	High	Low

2021:
First Quarter	10/1/2020	1/1/2021	$13.95	$8.31
Second Quarter	1/2/2021	4/2/2021	$17.98	$11.35
Third Quarter	4/3/2021	7/2/2021	$12.72	$10.15
Fourth Quarter*	7/3/2021	8/25/2021	$15.44	$9.85

*through August 25, 2021

The Offer Price of $15.35 per Share represents a premium of approximately 47% over the closing price on Nasdaq of the Shares on August 11, 2021 (the last trading day before public announcement of the Merger Agreement). On August 25, 2021, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on Nasdaq was $15.24 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

Under the terms of the Merger Agreement, and subject to certain limited exceptions, between the date of the Merger Agreement and prior to the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, the Company is not permitted, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), to make, declare, set aside or pay any dividend, or make any other distribution on, redeem, purchase or otherwise acquire any shares of its capital stock or any other securities or obligations convertible into or exchangeable for any shares of its capital stock. See Section  14— “Dividends and Distributions.”

7. Certain Effects of the Offer

If the Minimum Tender Condition is satisfied and the Offer is consummated such that Parent and Offeror own Shares representing at least one Share more than sixty-six and two-thirds percent (66 2/3%) of the then outstanding Shares, Parent, the Offeror and the Company will, subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, consummate the Merger under the provisions of Section 251(h) of the DGCL without prior notice to, or any action by, any other stockholder of the Company as soon as practicable following the consummation of the Offer. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

Market for the Shares. If the Offer is consummated, there will be no market for the Shares because Parent and the Offeror intend to consummate the Merger as soon as practicable following the consummation of the Offer.

Nasdaq Listing. The Shares are currently listed on Nasdaq and trade under the symbol “IEC”. Pursuant to the Merger Agreement, the Offeror is required to complete the Merger as soon as practicable after the consummation of the Offer. As a result, the Shares will no longer meet the requirements for continued listing on Nasdaq because the only stockholder will be Parent. Immediately following the consummation of the Merger, Parent intends to cause the Company to delist the Shares from Nasdaq.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act will substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. In addition, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. We intend and will cause the Company to terminate the registration of the Shares under the Exchange Act as soon as the requirements for termination of registration are met after consummation of the Merger.

Margin Regulations. The Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

8. Certain Information Concerning the Company

The summary information set forth below is qualified in its entirety by reference to the Company’s public filings with the SEC (which may be obtained and inspected as described below under “Additional Information”) and should be considered in conjunction with the financial and other information in such filings and other publicly available information. None of Parent, the Offeror, Guarantor or Mr. Goldberg has any knowledge that would indicate that any statements contained in this Offer to Purchase based on such filings and information is untrue. However, none of Parent, Offeror, Guarantor or Mr. Goldberg assumes any responsibility for the accuracy or completeness of the information concerning the Company, whether furnished by the Company or contained in such filings, or for any failure by the Company to disclose events that may have occurred or that may affect the significance or accuracy of any such information but which are unknown to Parent or the Offeror.

General. The Company is a Delaware corporation and a provider of electronic manufacturing services to advanced technology companies that produce life-saving and mission critical products for the medical, industrial, and aerospace and defense sectors. The address of the Company’s principal executive offices and the Company’s phone number at its principal executive offices are as set forth below:

IEC Electronics Corp.

328 Silver Hill Road

Newark, New York 14513

(315) 331-7742

In connection with our due diligence review of the Company, the Company made available to us certain financial information described under the heading “Certain Unaudited Prospective Financial Information” in Item 4—”The Solicitation or Recommendation” of the Schedule 14D-9.

Additional Information. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information reporting requirements of the Exchange Act and is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company’s directors and officers, their remuneration, stock options and other equity awards granted to them, the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements. Such reports, proxy statements and other information are available on the SEC’s website at www.sec.gov.

9. Certain Information Concerning Offeror, Parent and Mr. Goldberg

Offeror. Offeror is a Delaware corporation and a direct wholly-owned subsidiary of Parent. Offeror was incorporated on August 6, 2021, solely for the purpose of completing the Offer and the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger. Until immediately prior to the time Offeror purchases Shares pursuant to the Offer, it is not anticipated that Offeror will have any significant assets or liabilities or engage in activities other than those incidental to its formation, capitalization and the transactions contemplated by the Offer and/or the Merger.

Parent. Parent is a Delaware corporation and was incorporated on June 24, 2003. Parent provides total product lifecycle solutions including turnkey design, rapid prototyping, manufacturing and fulfillment to its customers around the world.

The principal office address of each of Offeror and Parent is One Beacon Street, Boston, Massachusetts, 02108, telephone: (877) 734-7456.

Mr. Goldberg. Alan E. Goldberg (“Mr. Goldberg”) is an individual affiliated with certain private equity funds and managed by Goldberg Lindsay & Co. LLC, some of which are the beneficial owners of a controlling interest in Parent and Offeror.

The principal office address of Mr. Goldberg is 630 Fifth Avenue, New York, NY 10111, telephone: (212) 651-1100.

The name, business address, citizenship, present principal occupation and employment history of each of the directors, executive officers and control persons of each of Offeror, Parent, and Mr. Goldberg are set forth in Schedule A to this Offer to Purchase (“Schedule A”). Except as set forth elsewhere in this Offer to Purchase, (i) none of Offeror, Parent, Mr. Goldberg or, to the knowledge of each of Offeror, Parent, and Mr. Goldberg, any of the entities or persons listed in Schedule A has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), and (ii) none of Offeror, Parent, Mr. Goldberg or, to the best of their knowledge, any of the entities or persons listed in Schedule A has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

None of the Offeror, Parent, Mr. Goldberg or, to the knowledge of each of the Offeror, Parent and Mr. Goldberg, any of the entities or persons listed in Schedule A, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company, other than pursuant to the transactions contemplated by the Merger Agreement, and none of the Offeror, Parent, Mr. Goldberg or, to the knowledge of each of the Offeror, Parent, and Mr. Goldberg, any of the entities or persons referred to in clause (i) above, has effected any transaction in Shares or any other equity securities of the Company during the past 60 days.

Except as set forth elsewhere in this Offer to Purchase, (i) none of the Offeror, Parent, Mr. Goldberg or, to the knowledge of each of the Offeror, Parent and Mr. Goldberg, any of the entities or persons listed on Schedule A, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies, (ii) during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between the Offeror, Parent, Mr. Goldberg or, to the knowledge of each of the Offeror, Parent and Mr. Goldberg, any of the entities or persons listed in Schedule A, on the one hand, and the Company or any of its executive officers, directors and/or affiliates, on the other hand, and (iii) there have been no contracts, negotiations or transactions between the

Offeror, Parent, Mr. Goldberg or, to the knowledge of each of the Offeror, Parent and Mr. Goldberg, any of the entities or persons listed in Schedule A, on the one hand, and the Company or any of its executive officers, directors and/or affiliates, on the other hand concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

None of the Offeror, Parent, or Mr. Goldberg has made arrangements in connection with the Offer to provide holders of Shares access to their corporate files or to obtain counsel or appraisal services at their expense.

Pursuant to Rule 14d-3 under the Exchange Act, the Offeror, Parent and Mr. Goldberg have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and its exhibits are available on the SEC’s website at http://www.sec.gov.

10. Background of the Offer; Contacts with the Company

The following is a description of significant contacts between representatives of Parent, Offeror, Guarantor and Mr. Goldberg, on the one hand, and representatives of the Company, on the other hand, that resulted in the execution of the Merger Agreement and commencement of the Offer. The discussion below covers only the key events and does not attempt to describe every communication among the parties. For a description of the Company’s activities relating to the contacts leading to the Merger Agreement, please refer to the Schedule 14D-9.

Guarantor’s executive management team regularly evaluates various strategies to improve its competitive position and enhance value for Guarantor’s shareholders, including opportunities for acquisitions of other companies. At each regularly scheduled board meeting, management reviews with the board potential transactions that are under consideration by management. The Company was one of the companies that Guarantor’s management discussed, commencing in June 2020, with the Guarantor’s board as a possible acquisition opportunity.

On August 27, 2020, Moelis & Company (“Moelis”), an investment bank, presented a public markets overview of the Company to members of Guarantor’s senior management. At that meeting, Guarantor requested Moelis to reach out to the Company’s chief executive officer to gauge potential interest in an introductory conversation with Guarantor.

Moelis contacted Jeffrey Schlarbaum, the Company’s chief executive officer, by telephone on September 9, 2020, and expressed Guarantor’s interest in exploring potential partnership opportunities, including a possible acquisition. Mr. Schlarbaum indicated a willingness to have a conversation with Guarantor.

On September 10, 2020, Moelis made an introduction of Mr. Schlarbaum and Stephen P. DeFalco, Guarantor’s chief executive officer, by e-mail.

On September 24, 2020, Messrs. Schlarbaum and DeFalco had an introductory telephone call to discuss the respective businesses of the Company and Guarantor, and Mr. DeFalco mentioned the Guarantor’s potential interest in acquiring the Company. Mr. DeFalco proposed that he and Mr. Schlarbaum meet the next time Mr. Schlarbaum visited Boston.

On October 22, 2020, Mr. Schlarbaum and Mr. DeFalco met for dinner in Boston. They discussed the respective businesses of the Company and Guarantor in more detail and the possibility of exploring strategic alternatives. Mr. Schlarbaum noted that the Company was not actively pursuing a sale at that time. Mr. DeFalco suggested that the companies enter into a mutual non-disclosure agreement.

On October 24, 2020, Mr. Schlarbaum informed Mr. DeFalco that the Company was willing to continue discussions.

On October 26, 2020, Guarantor sent a mutual non-disclosure agreement to the Company.

On November 3, 2020, Guarantor formally engaged Moelis to assist with conducting a business and financial analysis of the Company and developing a strategy to structure and negotiate a potential transaction.

On January 5, 2021, following negotiation, the mutual non-disclosure agreement was executed by the Company and Guarantor to facilitate the communication of information between the parties and potentially the negotiation of a possible business combination involving the Company and Guarantor.

On January 5, 2021, Moelis presented Guarantor and its affiliated private equity owner, Goldberg Lindsay & Co. LLC, with a preliminary financial forecast for the Company and a preliminary valuation and combination analysis.

On March 1, 2021, a meeting was held at the Company’s facility in Newark, New York, between Mr. DeFalco; Patrick Freytag, Guarantor’s chief financial officer; and James Hackett, Guarantor’s general counsel and head of acquisitions; and Mr. Schlarbaum. At the meeting, Mr. Schlarbaum provided a management presentation, including an overview of its finances, customers and operations, and Mr. DeFalco presented a review of Guarantor.

On March 2, 2021, Mr. Hackett requested a copy of the management presentation that the Company had shared the day before, and Mr. Schlarbaum provided it.

On March 25, 2021, Guarantor’s board of directors approved the submission of a non-binding letter of intent to the Company for the proposed acquisition of 100% of the outstanding equity of the Company at $15.25 per share.

On March 29, 2021, Mr. DeFalco contacted Mr. Schlarbaum by telephone and informed him that the non-binding letter of intent would follow. Guarantor then transmitted the letter of intent to the Company at a price of $15.25 per share, which letter included a request for a 30-day exclusivity period. Guarantor also submitted a “highly confident” letter from prospective lenders.

On April 5, 2021, Mr. DeFalco and Mr. Schlarbaum spoke on the telephone. Mr. Schlarbaum indicated that he had discussed Guarantor’s letter of intent with Mr. Jeremey Nowak, the chairman of the Company’s board of directors, and that additional conversations with the Company’s board of directors would be necessary before the Company would be able to provide a response to the letter of intent.

On April 12, 2021, Mr. Schlarbaum informed Mr. DeFalco by e-mail that the Company’s board of directors had scheduled a meeting for April 14, 2021, to discuss Guarantor’s letter of intent.

On April 15, 2021, Mr. DeFalco and Mr. Schlarbaum spoke by telephone. Mr. Schlarbaum explained that the Company’s board of directors had met and discussed the letter of intent, were in the process of forming a special committee, and intended to continue its discussions at its regularly scheduled meeting on May 4, 2021.

On April 20, 2021, Mr. DeFalco and Mr. Schlarbaum communicated to arrange for a visit by representatives of Guarantor to the Company’s New Mexico and New York facilities.

On April 26, 2021, Mr. DeFalco and Mr. Schlarbaum spoke by telephone. Mr. Schlarbaum informed Mr. DeFalco that the Company’s board of directors had formed a special committee consisting of Andrew Laurence, Jeremy Nowak, and Michael Osborne. Mr. Schlarbaum and Mr. DeFalco also discussed arranging Guarantor visits to the Company’s facilities in upstate New York and New Mexico.

On May 12, 2021, Mr. Nowak and Mr. DeFalco spoke by telephone. Mr. Nowak indicated that the Company was willing to proceed with the exploration of a potential transaction and that the Company had retained B. Riley Securities, Inc. (“B. Riley”) as its financial advisor. Mr. Nowak noted that Mr. Laurence was acting as chair of the Company’s special committee and would reach out to Guarantor to discuss next steps. Guarantor provided B. Riley with a due diligence list.

On May 14, 2021, Moelis provided a preliminary due diligence request list to B. Riley.

On May 18, 2021, Mr. Laurence visited Guarantor at its Boston office and met with Mr. DeFalco, Mr. Freytag, Mr. Hackett, and Liam Weston, Guarantor’s head of people and culture, to discuss the potential transaction. On May 19, 2021, the Company made available to Guarantor and its representatives a virtual data room.

On May 20, 2021, Mr. DeFalco, Mr. Freytag, Mr. Hackett, Todd Baggett, Guarantor’s chief operation officer, and David Longshore, Guarantor’s chief sales and marketing officer, visited the Company’s facilities in upstate New York and met with Mr. Schlarbaum and Thomas Barbato. The parties visited each of the Company’s sites in the area and engaged in a customer review of the Company’s New York-based programs, with representatives of Moelis and B. Riley participating by telephone.

On May 26, 2021, representatives of Guarantor and the Company participated in a virtual review of customers supported out of the Company’s New Mexico facility.

On June 2, 2021, the parties held a follow-on call to further review the Company’s business.

On June 4, 2021, Guarantor submitted an updated non-binding letter of intent affirming Guarantor’s interest in acquiring the Company for $15.25 per share.

On June 7, 2021, representatives of Guarantor and the Company had dinner in Albuquerque and visited the Company site the next day.

On June 9, 2021, the Company delivered a counter-proposal, seeking a price of $16.50 per share and a “go-shop” right after the execution of a definitive agreement. Moelis and B. Riley discussed the counter-proposal by telephone. Guarantor requested additional information about the Company’s most recent financial results through the end of May, which results were provided on June 18, 2021.

On June 24, 2021, Mr. Hackett spoke to Mr. Laurence by telephone to express Guarantor’s limitations in increasing the offer price, given the value reflected in Guarantor’s initial offer and the Company’s quarter-to-date financial results. Mr. Laurence acknowledged the limitations and requested consideration of an increase of $0.10-$0.15 per share.

On June 25, 2021, Guarantor submitted a revised, non-binding letter of intent, which reflected an increased offer price of $15.35 per share and a 30-day go-shop right with Guarantor having last-look matching rights and a customary break fee.

On June 25, 2021, Choate, Hall & Stewart LLP, Guarantor’s external legal advisor (“Choate”), contacted Richards Layton & Finger, PA, and arranged for that firm to serve as Delaware counsel to Parent.

On June 28, 2021, B. Riley informed Moelis of a fatal traffic accident involving a member of its special committee and the likely appointment of a new committee member. B. Riley also requested that the go-shop period be increased to 45 days. Guarantor submitted an updated letter of intent that included a 35-day go-shop period.

On July 1, 2021, the Company returned an executed indication of interest to Guarantor, which included a 30-day exclusivity period, subject to extension for an additional 15 days. Beginning on that day, Guarantor continued to engage in due diligence and engaged certain outsider advisors to assist in that process.

On July 9, 2021, Choate and Harter Secrest & Emery LLP, the Company’s external legal advisor (“HSE”), had a telephone call to discuss the form and structure of the proposed transaction and other matters.

On July 14, 2021, Choate provided a draft of the Merger Agreement to HSE.

On July 15, 2021, there was a diligence review of customer matters between Guarantor and the Company.

On July 16, 2021, Guarantor and the Company held a telephonic diligence call to address supply chain and operations items.

On July 19, 2021, Guarantor and the Company held a diligence call by telephone to discuss finance and related matters.

On July 21, 2021, HSE provided a revised draft of the Merger Agreement to Choate. Also on that day, Guarantor and the Company held a diligence call to review IT and cybersecurity matters.

On July 23, 2021, Mr. DeFalco and Mr. Schlarbaum spoke to discuss the diligence review and the process in general and scheduled a meeting in Boston on July 29, 2021.

On July 26, 2021, Choate and HSE discussed the revised Merger Agreement by telephone. Later that day, Choate provided a revised draft of the Merger Agreement to HSE.

On July 29, 2021, Mr. DeFalco and Mr. Schlarbaum met in Boston and discussed the process generally and expected areas of focus during the integration of the businesses.

On July 30, 2021, Choate and HSE discussed the revised Merger Agreement by telephone, and HSE subsequently sent a revised draft of the Merger Agreement to Choate.

Also on July 30, 2021, Mr. Hackett notified B. Riley that Guarantor was exercising its right under the indication of interest to extend the exclusivity period for an additional 15-day period. Also, on that date, HSE provided an initial draft of the disclosure schedules to the Merger Agreement to Choate.

On August 2, 2021, the Company provided Guarantor with its results for the quarter ended July 2, 2021. Also on that day, Choate and HSE had a telephone call to discuss the Merger Agreement and other transaction related matters, and Guarantor and the Company had a telephone call to review IT-related diligence items.

On August 3, 2021, Choate provided a revised draft of the Merger Agreement to HSE and comments on the draft disclosure schedules.

On August 4, 2021, Choate and HSE discussed the Merger Agreement by telephone. Also on that day, HSE provided a revised draft of the disclosure schedules to Choate, and Guarantor and the Company had a diligence call to review regulatory matters.

On August 5, 2021, the Company provided Guarantor with a draft of its Form 10-Q for the quarter ended July 2, 2021.

On August 6, 2021, HSE provided Choate with a revised draft of the Merger Agreement.

On August 7, 2021, Choate provided HSE with a revised draft of the disclosure schedules.

On August 9, 2021, Choate and HSE discussed the merger agreement by telephone, after which Choate provided proposed revisions to HSE. Later that day, HSE provided Choate with a revised draft of the Merger Agreement.

On August 10, 2021, HSE provided a revised draft of the disclosure schedules to the Merger Agreement.

On August 10, 2021, the boards of directors of Guarantor, Parent and Offeror met with members of Guarantor’s management and representatives of Moelis to review the Merger Agreement. Management reviewed with the boards of directors its view of the merits and value of the proposed transaction. Moelis reviewed with the boards of directors its financial analysis of the transaction, and management reviewed the plans for funding the transaction, including through the establishment of a new credit facility. Management described the due diligence process undertaken by it and its advisors. Mr. Hackett reviewed the material provisions of the Merger Agreement, which had been made available to the boards prior to the meeting. After full discussions, the respective boards of directors of Guarantor, Parent and Offeror unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

On August 11, 2021, Choate and HSE discussed the Merger Agreement and disclosure schedules by telephone and exchanged final comments. Guarantor and the Company had a telephone call on diligence matters. The closing price per Share on August 11, 2021, was $10.41 per share.

Prior to the opening of trading of Shares on Nasdaq on August 12, 2021, Parent, Offeror, Guarantor and the Company executed the Merger Agreement, and Guarantor and the Company issued a joint press release announcing the execution of the Merger Agreement and the commencement of the go-shop period.

On August  26, 2021, Offeror commenced the Offer.

11. Purpose of the Offer and Plans for the Company; Transaction Documents

Purpose of the Offer and Plans for the Company. The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer is for Parent to acquire control of, and all of the outstanding equity interests in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all outstanding Shares. The Merger Agreement provides, among other things, that the Offeror will be merged with and into the Company and that, upon consummation of the Merger, the Company, as the surviving corporation, will become a wholly-owned subsidiary of Parent.

If you tender your Shares in the Offer, you will cease to have any equity interest in the Company or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you also will no longer have an equity interest in the surviving corporation and will not have any right to participate in its earnings and future growth. Similarly, after tendering your Shares in the Offer or the conversion of your Shares in the subsequent Merger, you will not bear the risk of any decrease in the value of the Company or the surviving corporation, as applicable.

We expect that, following consummation of the Transactions, the operations of the Company, as the surviving corporation in the Merger, will be conducted substantially as they currently are being conducted. Nevertheless, the management and/or the board of directors of the surviving corporation may initiate a review of the surviving corporation to determine what changes, if any, would be desirable following the Offer and the Merger to enhance the business and operations of the surviving corporation and may cause the surviving corporation to engage in certain extraordinary corporate transactions, such as reorganizations, mergers or sales or purchases of assets, if the management and/or board of directors of the surviving corporation decide that such transactions are in the best interest of the surviving corporation upon such review.

Except as disclosed in this Offer to Purchase (see Section 7 — “Certain Effects of the Offer” and Section 11 — “Purpose of the Offer and Plans for the Company; Transaction Documents”) and in connection with the Merger Agreement, Offeror and Parent have no other present plans or proposals that would relate to or result in (a) any extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization or liquidation), (b) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (c) any material change in the Company’s present dividend rate or policy, or indebtedness or capitalization, (d) any other material change in the Company’s corporate structure or business, (e) changes to the management of the Company or the board of directors of the Company, (f) a class of securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (g) a class of equity securities of the Company being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

The Merger Agreement. The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which has been filed as Exhibit (d)(1) to the Schedule TO and which is incorporated herein by reference.

The Offer. The Merger Agreement provides that the Offeror will commence a cash tender offer to purchase any and all of the outstanding Shares at a price per Share of $15.35, in cash, net of applicable tax withholding, without interest, and, upon the terms and subject to the conditions of the Merger Agreement, including the satisfaction or waiver of all of the Offer Conditions (as defined below), it will, prior to 9:00 A.M., New York City time, on the business day immediately following the Expiration Time, irrevocably accept for payment, and, at or as promptly as practicable following thereafter (but in any event within three business days following acceptance for payment (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act)), pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer. Pursuant to the terms of the Merger Agreement, unless extended or amended in accordance with the Merger Agreement, the Offer will expire at the end of the day, at midnight, New York City time, on the date that is twenty business days following the commencement of the Offer.

The Offeror will not be required to accept for payment or pay for any Shares validly tendered and not properly withdrawn pursuant to the Offer if any of the conditions described in Section 13— “Conditions of the Offer” exist or have occurred and are continuing at the scheduled Expiration Time.

Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, the Offeror and Parent expressly reserve the right to waive, in whole or in part, any condition of the Offer (other than the Minimum Tender Condition), to increase the Offer Price or to modify the terms of the Offer. However, pursuant to the Merger Agreement, each of Parent and the Offeror has agreed that it will not, without the prior written consent of the Company (in its sole and absolute discretion): (a) reduce the maximum number of Shares sought to be purchased in the Offer; (b) reduce the Offer Price or change the form of consideration payable in the Offer; (c) change, modify or waive the Minimum Tender Condition; (d) impose conditions to the Offer that are in addition to the Offer Conditions, or modify or amend any existing Offer Condition in a manner that is adverse to the holders of the Shares; (e) except as otherwise required or expressly permitted by the Merger Agreement (including as described below), extend or otherwise change the Expiration Time; (f) provide for any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act; or (g) otherwise amend, modify or supplement the Offer in any manner that would reasonably be expected to be adverse in any material respect to the holders of the Shares. The Offer may not be terminated prior to its scheduled Expiration Time unless the Merger Agreement is terminated in accordance with its terms.

Subject to the terms and conditions of the Merger Agreement, unless the Merger Agreement is terminated in accordance with its terms, the Offer may be extended as follows:

•

Offeror is obligated to extend the Offer on one or more occasions in consecutive increments of up to 5 business days each (or such longer or shorter period as Offeror and the Company may agree), if, on the then-scheduled Expiration Time any of the conditions to the Offer are not satisfied or, in Offeror’s sole discretion waived, until such time as the applicable condition or conditions are satisfied or waived, provided, however, if at the then-scheduled Expiration Time the sole unsatisfied Offer Condition is the Minimum Tender Condition, Offeror is not required to extend the Offer for more than four additional five business day periods);

•

Offeror is obligated to extend the Offer until the No-Shop Period Start Date (as defined below) or, if there is an Excluded Party (as defined below) as of the No-Shop Period Start Date, the Cut-Off Time (as defined below), or such longer or shorter period as Offeror and the Company may agree, in each case only if on the then-scheduled Expiration Time all of the other conditions to the Offer have been satisfied;

•

Offeror is required to extend the Offer for the minimum period as required by any applicable law, interpretation or position of the SEC or its staff or Nasdaq, and until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other applicable foreign antitrust, competition or similar law shall have expired or been terminated; and

•

if, at the Expiration Time, all of the conditions to the Offer have been satisfied or waived by Offeror, the full amount of the Financing (as defined in Section 12—“Sources and Amount of Funds”) has not been funded and Offeror believes the Financing will not be available to be funded within three business days of the Expiration Time, and Parent certifies to the Company that it expects the Financing will be consummated, then Offeror may extend the Expiration Time for either (i) one additional period of up to fifteen days should there be no Excluded Parties as of the No-Shop Period Start Date or (ii) one additional period of up to five days should there be an Excluded Party as of the No-Shop Period Start Date; provided, however, no such extension may extend the Expiration Time beyond the business day that is five business days immediately prior to the Outside Date; provided further, that if any such date is not a business day, the first business day thereafter.

Notwithstanding the foregoing, in no event (A) may the Expiration Time be extended beyond the earlier of (i) 11:59 p.m. (New York City time) on December 10, 2021 (the “Outside Date”) or (ii) the valid termination of the Merger Agreement; or (B) shall Offeror fail to extend the Expiration Time such that it ends before the No Shop Period Start Date or should there be Excluded Parties as of the No-Shop Period Start Date, the Cut-Off Time.

During any extension of the Offer, all Shares previously validly tendered and not properly withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4— “Withdrawal Rights” and Section 1—“Terms of the Offer.”

We currently believe the Offer will be extended until October 1, 2021, either due to a required extension as a result of the existence of an Excluded Party as of the No-Shop Period Start Date that would require us to extend the Offer to the October 1, 2021 “Cut-Off Time” or due to the existing Debt Commitment Letter having an “inside date”, being a date before which the Lender Parties (defined below) need not provide the Financing, of October 4, 2021.

Recommendation. Pursuant to the Merger Agreement, the Company has represented that the Company’s board of directors unanimously: (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, the Company and the Company’s stockholders; (b) approved and declared advisable the Merger Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth therein; and (c) resolved to recommend that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, and in accordance with the provisions of the DGCL (including Section 251(h) of the DGCL), at the Effective Time, the Offeror will be merged with and into the Company, whereupon the separate corporate existence of the Offeror will cease and the Company will be the Surviving Corporation (as defined below) and will become a direct, wholly-owned subsidiary of Parent. Subject to the satisfaction or waiver of the conditions to the Merger, the closing of the Merger (the “Closing”) will take place as soon as practicable following the consummation of the Offer. At the Closing, Parent and the Company will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware the Certificate of Merger executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL. The Merger will become effective when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other subsequent date or time as Parent and the Company may agree and specify in the Certificate of Merger in accordance with the DGCL (the “Effective Time”). The Merger will be governed by and effected under Section 251(h) of the DGCL, without a vote of the stockholders of the Company. Parent, the Offeror and the Company have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation of the Offer, without a vote of the stockholders of the Company in accordance with Section 251(h) of the DGCL.

Section 251(h) Merger; No Stockholder Approval. If the Offer is consummated and as a result the Offeror owns Shares that represent at least one Share more than sixty-six and two-thirds percent (66 2/3%) of the outstanding Shares, we do not anticipate seeking the approval of the Company’s remaining stockholders before effecting the Merger. Section 251(h) of the DGCL provides that, subject to certain statutory requirements, if following consummation, pursuant to a merger agreement, of a tender offer for all shares of stock of a public Delaware corporation (other than certain shares permitted by the DGCL to be excluded from such tender offer) that, absent Section 251(h) of the DGCL, would be entitled to vote on the adoption or rejection of the agreement of merger, the stock irrevocably accepted for purchase pursuant to such tender offer and received by the depositary prior to the expiration of such tender offer, plus the stock otherwise owned by the consummating corporation or its affiliates equals at least a minimum percentage of the stock of the target corporation, and of each class or series thereof, that, absent Section 251(h) of the DGCL, would be required to adopt the applicable merger agreement under the DGCL and the target corporation’s certificate of incorporation, and each outstanding share of each class or series of stock that is the subject of such tender offer and is not irrevocably accepted for purchase in the offer is to be converted in such merger into the right to receive the same amount and kind of consideration to be paid for shares of such class or series of stock irrevocably accepted for purchase in such tender offer, the merger may be effected without a vote of the stockholders of the target corporation. Therefore, the parties have agreed that, subject to the conditions specified in the Merger Agreement, the Closing will take place as soon as practicable after the consummation of the Offer.

Charter, Bylaws, Directors, and Officers. The Merger Agreement provides that, at the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time will be amended and restated in its entirety as set forth on Exhibit A to the Merger Agreement, and as so amended and restated shall be the certificate of incorporation of the Company after the consummation of the Merger (the “Surviving Corporation”), until thereafter amended in accordance with its terms and applicable law (subject to certain provisions of the Merger Agreement).

At the Effective Time, the bylaws of the Company will be amended and restated in their entirety to read as set forth on Exhibit B to the Merger Agreement, and as so amended and restated shall be the bylaws of the Surviving Corporation, until thereafter amended in accordance with its terms, the provisions of the amended and restated certificate of incorporation of the Surviving Corporation and applicable law (subject to certain provisions of the Merger Agreement).

The Merger Agreement further provides that, from and after the Effective Time, (a) the directors of the Offeror immediately before the Effective Time will be the directors of the Surviving Corporation, and (b) the officers of the Offeror immediately before the Effective Time will be the officers of the Surviving Corporation, in each case, until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation or applicable law.

Effect of the Merger on Capital Stock. At the Effective Time:

•

each Share that is issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares (as defined below) and any Shares owned by any stockholders who have properly exercised their appraisal rights under Section 262 of the DGCL) will be converted automatically into and will thereafter represent only the right to receive $15.35 in cash, net of applicable tax withholding, without interest (the “Merger Consideration”);

•

each share of common stock of the Offeror issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation; and

•

each Share that is issued immediately prior to the Effective Time and that is held in treasury by the Company and each Share that is issued and outstanding immediately prior to the Effective Time and that is owned by the Company, Parent or the Offeror or any of their respective subsidiaries (collectively, the “Cancelled Shares”) will be cancelled automatically, be extinguished and will cease to exist and no consideration will be delivered in exchange for those Cancelled Shares.

Treatment of Equity Awards.

The Merger Agreement provides that, at the Effective Time, each option award in respect of Shares granted under the IEC Electronics Corp. 2010 Omnibus Incentive Compensation Plan (the “2010 Equity Plan”) and the IEC Electronics Corp 2019 Stock Incentive Plan (the “2019 Equity Plan”, together with the 2010 Equity Plan, the “Company Equity Plans”) or granted under an inducement grant exception under applicable listing rules prior to the Effective Time, that is unexercised and outstanding immediately before the Effective Time (a “Company Option”), whether vested or unvested, and that has an exercise price per Share that is less than the Merger Consideration, will fully vest and will be cancelled and converted automatically into the right to receive from or on behalf of the Surviving Corporation as promptly as reasonably practicable after the Effective Time an amount in cash, without interest, equal to the product of (x) the amount by which the Merger Consideration exceeds the exercise price per Share of such Company Option and (y) the total number of Shares subject to such Company Option, net of applicable tax withholding. At the Effective Time, each Company Option that has an exercise price per Share that is greater than or equal to the Merger Consideration will cease to be outstanding, be cancelled and cease to exist and the holder of any such Company Option will not be entitled to payment of any consideration.

The Merger Agreement also provides that, at the Effective Time, each Share that is subject to vesting, repurchase or other similar restrictions (“Company Restricted Shares”) will fully vest and will be cancelled and converted automatically into the right to receive as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the Offer Price, net of applicable tax withholding.

The Merger Agreement further provides that, at the Effective Time, restricted stock units in respect of Shares granted under the Company Equity Plans that are subject to vesting based solely on continued employment or service to the Company (“Company RSUs”) will fully vest and will be cancelled and converted automatically into the right to receive, as promptly as reasonably practicable, an amount in cash, without interest, equal to the Offer Price multiplied by the total number of Shares underlying each such Company RSU, net of applicable tax withholding.

The Merger Agreement also provides that, at the Effective Time, restricted stock units in respect of Shares granted under the Company Equity Plans that are subject to performance-based vesting conditions and not solely vesting based on continued employment or service to the Company (“Company PSUs”) will be cancelled and converted automatically into the right to receive, as promptly as reasonably practicable, an amount in cash, without interest, equal to the Offer Price multiplied by the total number of Shares underlying each such Company PSU based on the degree of performance through the Effective Time (as reasonably determined by the Company’s board of directors), net of applicable tax withholding.

Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and the Offeror with respect to, among other matters: its organization and power to operate its business; subsidiaries of the Company; qualifications and licenses; its capitalization and outstanding equity awards; non-contravention of organizational documents, applicable laws or contracts; governmental authorizations required to consummate the transactions; public filings; financial statements and internal controls; absence of undisclosed liabilities; permits and compliance with law; environmental matters; employee benefit plans; absence of certain changes (including the absence of a Company Material Adverse Effect (as defined in the Merger Agreement)) since September 30, 2020; litigation; tax matters; employment and labor relations; real property; intellectual property; material contracts; fairness opinions of financial advisors in connection with the Transactions; brokers’ fees; absence of Takeover Statute (as defined below) applicable to the Company in connection with the Transactions; affiliate transactions; insurance; absence of stockholder rights agreement; vendors and customers; and warranty claims.

Some of the representations and warranties in the Merger Agreement made by the Company are qualified, among other things, as to “materiality” or a Company Material Adverse Effect standard.

For purposes of the Merger Agreement, Company Material Adverse Effect, as it relates to the Company (a “Company Material Adverse Effect”), generally means any event, circumstance, development, occurrence, fact, condition, effect, or change (each, an “Effect”) that has, or would reasonably be expected to have, individually or in the aggregate, a materially adverse effect to: (a) the business, results of operations, condition (financial or otherwise), or assets of the Company and its subsidiaries, taken as a whole; or (b) the ability of the Company to timely perform its obligations under the Merger Agreement or consummate the transactions contemplated thereby on a timely basis; provided, however, that, for the purposes of clause (a) a Company Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) any change in any law or GAAP; (ii) any change resulting from conditions affecting any of the industries in which the Company or its subsidiaries operates; (iii) any change resulting from changes in general business, financial, political, capital market or economic conditions (including any changes in interest and exchange rates or commodity pricing); or any change resulting from any calamity, natural disaster, pandemic (including COVID-19 and COVID-19 measures), hostilities, war or military or terrorist attack) tariffs, trade wars, transportation delays (including work stoppages or port closures); (iv) any change resulting from the announcement or pendency of the Offer, the Merger, the other transactions contemplated thereby or attributable to the fact that Parent or any of its affiliates are the prospective owners of the Company (including any loss or change in relationship with any supplier, vendor, reseller, customer, distributor, employee or other business partner of the Company or its subsidiaries); (v) the failure of the Company or its subsidiaries to achieve any financial projections or budget (it being understood that the fact or occurrences giving rise to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect so long as such facts or occurrences are not otherwise excluded by any other clause in this definition); (vi) any litigation, claims, suit, action or proceeding in respect of the Merger Agreement, the Merger, the Offer or the Transaction Documents and any transactions contemplated hereby and thereby (including breach of fiduciary duty and disclosure claims); and (vii) (1) any action taken by the Company or any of its subsidiaries at the written request, or with the written consent, of Parent or Offeror or (2) compliance by the Company or any of its subsidiaries with the express terms of, or the taking by the Company or any of its subsidiaries of any action expressly required by, the Merger Agreement, other than the obligations pursuant to the Merger Agreement to operate in the ordinary course or restrictions from taking certain actions; provided further, however, that any Effect referred to in clauses (i), (ii) or (iii), immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on the Company and its subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its subsidiaries conduct their businesses.

Each of Parent and the Offeror has made customary representations and warranties to the Company with respect to, among other matters: organization and power; authorization; enforceability of the Merger Agreement; absence of governmental authorizations required to consummate the transactions; non-contravention of organizational documents, applicable laws or contracts; capitalization and operations of the Offeror; Parent’s ownership of the Offeror; ownership of Shares; financing of the transactions; solvency of the Surviving Corporation; litigation; and non-reliance on the Company’s estimates, projections, predictions, data, financial information, memorandum, presentations or other materials or information. In addition, Guarantor has made limited representations and warranties to the Company with respect to the financing of the transactions.

The representations, warranties and covenants contained in the Merger Agreement have been made by each party to the Merger Agreement solely for the benefit of the other parties thereto, and those representations, warranties and covenants should not be relied on by any other person.

In addition, those representations, warranties and covenants:

•	have been made only for purposes of the Merger Agreement;

•

with respect to the Company, have been qualified by (i) matters specifically disclosed in any reports filed with or furnished to the SEC by the Company on or after November 22, 2019 and publicly available at least two business day prior to the date of the Merger Agreement (subject to certain exceptions) and (ii) confidential disclosures set forth in the confidential disclosure letter (the “Company Disclosure Letter”) delivered by the Company to Parent and the Offeror prior to the execution of the Merger Agreement—such information modifies, qualifies and creates exceptions to the representations and warranties made by the Company in the Merger Agreement;

•	will not survive consummation of the Merger, except for certain covenants;

•	have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters of fact;

•	were, in certain instances, made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement; and

•

are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, including qualifications as to “materiality” or a Company Material Adverse Effect, as described above.

Covenants.

Conduct of Business of the Company. The Merger Agreement provides that, from the date of the Merger Agreement until the Effective Time or earlier termination of the Merger Agreement pursuant to its terms, except as may be required by applicable law, as required by the Merger Agreement, with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed) or as set forth in the Company Disclosure Letter, the Company is required to, and is required to cause its subsidiaries to (i) conduct its business in all material respects in the ordinary course of business consistent with past practice (except for any actions taken reasonably and in good faith in response to COVID-19 or COVID-19 measures) and (ii) to the extent consistent therewith, to use its reasonable best efforts to preserve substantially intact its business organization, keep available the services of officers and employees, and preserve present relationships with customers, suppliers, distributors, licensors, licensees, and other persons with which it has a material business relationship with.

The Merger Agreement also contains specific restrictive covenants as to certain actions taken by the Company and its subsidiaries between the date of the Merger Agreement and the Effective Time or earlier termination of the Merger Agreement pursuant to its terms, which provide that the Company and its subsidiaries will not take certain actions, except as required by law or the Merger Agreement, without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned) or as set forth in the Company Disclosure Letter, including:

•	amend or propose to amend their respective organizational documents;

•

(i) split, combine, or reclassify any of its capital stock, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any of its capital stock, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned subsidiaries);

•

issue, sell, pledge, dispose of, or encumber any shares of its capital stock, other than the issuance of Shares upon the exercise of any Company equity award or of any option under the Company’s employee stock purchase plan outstanding as of the date of the Merger Agreement in accordance with its terms;

•

except as required by applicable law or by any benefit plan maintained by the Company or contract in effect as of the date of the Merger Agreement and disclosed to Parent (i) increase the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers, or employees, other than increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice, (ii) promote any officers or employees, except in connection with the Company’s annual or quarterly compensation review cycle, as the result of the termination or resignation of any officer or employee or as otherwise in the ordinary course of business consistent with past practice, or (iii) except for limited exceptions, establish, adopt, enter into, amend, terminate or take any action to accelerate rights under any Company employee benefit plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company employee benefit plan if it were in existence as of the effective date of the Merger Agreement, or make any contribution to any Company employee benefit plan, other than contributions required by law, the terms of such Company employee benefit plans as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practice;

•

acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or person or division thereof or make any loans, advances, or capital contributions to or investments in any person in excess of $50,000 in the aggregate;

•

(i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, mortgage, or otherwise subject to any lien (other than a permitted lien), any material assets in the aggregate, including the capital stock or other equity interests in any subsidiary of the Company; provided, that the foregoing shall not prohibit the Company and its subsidiaries from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, or granting non-exclusive licenses under the Company’s intellectual property, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

•

repurchase, prepay, or incur any Indebtedness other than (i) borrowings under the Company’s existing revolving credit facility, and (ii) entry into capital leases, in each case in the ordinary course of business and consistent with past practice but in no event with an individual or aggregate obligation of the Company in excess of $50,000;

•

enter into, amend or modify in any material respect, or consent to the termination of (other than at its stated expiration or non-renewal date), any Company Material Contract (as defined in the Merger Agreement), any Government Contract (as defined in the Merger Agreement) or any lease with respect to material real estate or any other contract or lease that, if in effect as of the effective date of the Merger Agreement would constitute a Company Material Contract or lease with respect to material real estate;

•

institute, settle, or compromise any legal action involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $100,000 in the aggregate, other than (i) any legal action brought against Parent or Offeror arising out of a breach or alleged breach of the Merger Agreement by Parent or Offeror, and (ii) the settlement of claims, liabilities, or obligations reserved against on the most recent consolidated balance sheet included in the Company’s filings with the SEC; provided, that neither the Company nor any of its subsidiaries may settle or agree to settle any legal action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

•	make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable law;

•

(i) settle or compromise any material tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the most recent consolidated balance sheet included in the Company’s filings with the SEC prior to August 10, 2021, (ii) make or change any material tax election, change any annual tax accounting period, or adopt or change any method of tax accounting, (iii) amend any material tax returns or file claims for material tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material tax refund, offset or other reduction in tax liability or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment relating to the Company or its subsidiaries;

•

except in connection with actions permitted by the Merger Agreement, take any action to exempt any person from, or make any acquisition of securities of the Company by any person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to a takeover proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, Offeror, or any of their respective subsidiaries or affiliates, or the transactions contemplated by the Merger Agreement;

•

abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any material Company intellectual property, or grant any right or license to any material Company intellectual property other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

•	terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

•

engage in any transaction with, or enter into any agreement, contract, arrangement or understanding with, any affiliate of the Company or other person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;

•	adopt or implement any stockholder rights plan or similar arrangement, or any other “anti-takeover” provision;

•	enter into any binding contract with respect to any joint venture, strategic partnership, or alliance; or

•	agree or commit to do any of the foregoing.

Access to Information. Between the date of the Merger Agreement and the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms for purposes of furthering the transactions contemplated by the Merger Agreement, upon reasonable advance notice, the Company is required to afford to Parent and its representatives reasonable access during normal business hours to the personnel, properties, books, contracts, commitments and records of the Company and its subsidiaries (subject to certain exceptions), provided that any such access is required to be conducted in such a manner as not to interfere unreasonably with the normal business or operations of the Company.

Go Shop.

Between the date of the Merger Agreement and continuing until 11:59 PM (New York City time) on September 16, 2021 (the “No-Shop Period Start Date”) the Company, its subsidiaries and their respective representatives have the right, pursuant to the Merger Agreement, to, directly or indirectly:

•

solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any proposal or offer that could constitute or lead to a Takeover Proposal (as defined below);

•

provide information (including non-public information and data) relating to the Company or any of its subsidiaries and afford access to the business, properties, assets, books, records or other non-public information, and to any personnel, of the Company or any of its subsidiaries to any person pursuant to an Acceptable Confidentiality Agreement (as defined in the Merger Agreement) executed by the person receiving such information; provided that the Company promptly makes available to Parent any information or data concerning the Company provided or made available to any such person and that was not previously made available to Parent;

•

engage in, enter into, continue or otherwise participate in, any discussions or negotiations with any persons (and their respective representatives, including potential financing sources) with respect to any Takeover Proposals (or inquiries, proposals, offers or other efforts that would be reasonably expected to lead to a Takeover Proposal); and

•

cooperate with, assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to solicit, induce, initiate, propose or make any Takeover Proposals.

On each of the tenth (10th), twentieth (20th) and thirtieth (30th) calendar day subsequent to signing the Merger Agreement and on the calendar day subsequent to the No-Shop Period Start Date, the Company shall deliver to Parent a written notice setting forth (x) the identity of each Excluded Party, (y) the identity of any parties with which the Company entered into an Acceptable Confidentiality Agreement and provide a copy of each such Acceptable Confidentiality Agreement, and (z) the identity of any parties that submitted a Takeover Proposal as of each such time, each of which notices shall include (1) with respect to each identified party or Excluded Party and to the extent known by the Company, any material affiliates or any related investment funds of such Person, and (2) a summary of the material terms of any such Takeover Proposal (including, to the extent known, for the avoidance of doubt but without limitation, per share price, transaction structure, source and description of financing arrangements, termination fees (both type and quantum), anti-trust covenants and closing conditions).

No-Shop Period Start Date. Commencing on the No-Shop Period Start Date (or, with respect to any Excluded Party (as defined below), commencing 11:59 PM (New York City time) on the fifteenth (15th) day after the date on which the No-Shop Period Start Date occurs (the “Cut-Off Time”)), the Company is required to:

•

request in writing that each person that has previously executed a confidentiality agreement in connection with its consideration of a Takeover Proposal or potential Takeover Proposal promptly destroy or return to the Company all nonpublic information theretofore furnished by the Company or any of its representatives to such person or any of its representatives in accordance with the terms of such confidentiality agreement; and

•	terminate access to any physical or electronic data rooms relating to a possible Takeover Proposal by such person and its representatives.

No Shop. From the No-Shop Period Start Date (or, in the case of an Excluded Party, the Cut-Off Time) until the Effective Time or earlier termination of the Merger Agreement pursuant to its terms, except as expressly permitted by the Merger Agreement, the Company is required not to and must cause each of its subsidiaries and its and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives not to, directly or indirectly:

•	solicit, initiate, or knowingly encourage or knowingly facilitate any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal; or

•

other than as described below with respect to a Superior Proposal (as defined below) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with or for the purpose of knowingly encouraging or knowingly facilitating, any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal.

From the date of the Merger Agreement until the earlier of the Effective Time and the valid termination of the Merger Agreement, except as expressly permitted by the Merger Agreement, neither the Company’s board of directors nor any committee thereof shall (i) (A) change, qualify, withhold, withdraw or modify, or authorize or resolve to or publicly propose or announce its intention to change, qualify, withhold, withdraw or modify, in each case in any manner adverse to Parent or the Company Board Recommendation, or fail to include the Company Board Recommendation in the Schedule 14D-9 to be filed by the Company, (B) adopt, approve, endorse or recommend to the stockholders of the Company, or resolve to or publicly propose or announce its intention to adopt, approve, endorse or recommend to the stockholders of the Company, a Takeover Proposal, (C) within ten (10) business days of Parent’s written request, fail to make or reaffirm the Company Board Recommendation following the date any Takeover Proposal or any material modification thereto is first published or sent or given to the stockholders of the Company, (D) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9 against any Takeover Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten (10) business days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer, or (E) propose or agree to any of the foregoing (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), or (ii) cause or direct the Company or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, contract, agreement (including an acquisition or purchase agreement, merger agreement, option agreement, expense reimbursement agreement, joint venture agreement or other similar agreement), legally binding commitment or agreement in principle with respect to, or that would reasonably be expected to lead to, any Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with the terms of the Merger Agreement) or publicly propose or agree to do any of the foregoing.

Superior Proposal. The Merger Agreement further provides that prior to payment for Shares accepted for payment pursuant to the Offer (the “Offer Closing”), in response to a Takeover Proposal received by the Company after the date of the Merger Agreement that did not result from or involve a breach of its “no shop” obligations, the Company’s board of directors (x) may make a Company Adverse Recommendation Change or (y) may cause the Company to terminate the Merger Agreement in accordance with its terms in order to cause the Company to enter into a definitive agreement with respect to a Takeover Proposal, if and only if the Company’s board of directors has determined in good faith, after consultation with its financial advisor and outside legal counsel and after taking into account any revisions to the terms of the Merger Agreement that may be offered in writing by Parent, (I) that such Takeover Proposal constitutes a Superior Proposal and (II) that the failure to make a Company Adverse Recommendation Change or cause the Company to validly terminate the Merger Agreement would reasonably be expected to conflict with the fiduciary duties of the Company’s board of directors under applicable law, provided, that prior to making such Company Adverse Recommendation Change or terminating the Merger Agreement, (i) the Company shall have given Parent at least four (4) business days’ prior written notice of its intention to take such action, including its reasonable basis for such decision and the material terms and conditions of, and the identity of the person making any such Superior Proposal and contemporaneously provided to Parent a copy of the Superior Proposal, a copy of any proposed acquisition agreement and all related documentation, including with respect to financing arrangements, (ii) during such four

(4) business day period following the date on which such notice is received, the Company shall and shall cause its representatives to, if requested by Parent, negotiate with Parent in good faith to make such adjustments to the terms and conditions of the Merger Agreement as Parent may propose, (iii) upon the end of such notice period (or such subsequent notice period as contemplated by clause (iv) below), the Company’s board of directors shall have considered in good faith any revisions to the terms of the Merger Agreement proposed in writing by Parent and capable of being accepted by the Company, and shall have determined, after consultation with its financial advisors and outside legal counsel, that the Superior Proposal would nevertheless continue to constitute a Superior Proposal, and (iv) in the event of any change to any of the financial terms or any other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (i) above of this proviso and a new notice period under clause (i) of this proviso shall commence; provided, that the notice period thereunder shall only be three (3) business days during which time the Company shall be required to comply with “no shop” requirements anew with respect to such additional notice, including clauses (i) through (iii) above of this proviso.

The Merger Agreement defines a “Takeover Proposal” to mean an inquiry, proposal, or offer from any person or group (other than Parent and its subsidiaries, including Offeror), relating to any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement), involving any: (a) direct acquisition of assets of the Company or its subsidiaries (including any voting equity interests of subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 15% or more of the fair market value of the Company’s and its subsidiaries’ consolidated assets or to which 15% or more of the Company’s and its subsidiaries’ net revenues or net income on a consolidated basis are attributable; (b) direct acquisition of 15% or more of the voting equity interests of the Company or any of its subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income, or assets of the Company and its subsidiaries, taken as a whole; (c) tender offer or exchange offer that if consummated would result in any person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) 15% or more of the voting power of the Company; (d) merger, consolidation, share exchange, business combination, or similar transaction involving the Company or any of its subsidiaries, pursuant to which such person or group (as defined in Section 13(d) of the Exchange Act) would own 15% or more of the consolidated net revenues, net income, or assets of the Company, and its subsidiaries, taken as a whole; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of the Company or one or more of its subsidiaries which, individually or in the aggregate, generate or constitute 15% or more of the consolidated net revenues, net income, or assets of the Company and its subsidiaries, taken as a whole; or (f) any combination of the foregoing.

The Merger Agreement defines a “Superior Proposal” to mean a bona fide written Takeover Proposal (except that, for purposes of this definition, each reference in the definition of “Takeover Proposal” to “15% or more” shall be “more than 50%”) that the Company’s board of directors determines in good faith (after consultation with outside legal counsel and B. Riley Securities, Inc.) is (i) reasonably likely to be consummated and (ii) more favorable from a financial point of view to the holders of Shares than the transactions contemplated by the Merger Agreement, taking into account: (a) all financial considerations; (b) the identity of the third party making such Takeover Proposal; (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal; (d) the other terms and conditions of such Takeover Proposal and the implications thereof on the Company, including relevant legal, regulatory, and other aspects of such Takeover Proposal deemed relevant by the Company’s board of directors; and (e) any revisions to the terms of the Merger Agreement and the Merger proposed by Parent.

Intervening Events. In addition, notwithstanding the foregoing restrictions, in response to a Company Intervening Event, the Company’s board of directors may effect a Company Adverse Recommendation Change (as defined below) in response to a Company Intervening Event if the Company determines in good faith (after consultation with its outside legal counsel) that the failure to do so would reasonably be expected to conflict with the fiduciary duties of the Company’s board of directors under applicable law, provided, that prior to making such Company

Adverse Recommendation Change, (i) the Company shall have given Parent at least four (4) business days’ prior written notice of its intention to take such action, including specifying the Company Intervening Event in reasonable detail, (ii) during such four (4) business day period following the date on which such notice is received, the Company shall and shall cause its representatives to, if requested by Parent, negotiate with Parent in good faith to make such adjustments to the terms and conditions of the Merger Agreement as Parent may propose, (iii) upon the end of such notice period the Company’s board of directors shall have considered in good faith any revisions to the terms of the Merger Agreement proposed in writing by Parent and capable of being accepted by the Company, and shall have determined, after consultation with its financial advisors and outside legal counsel, that the failure to make a Company Adverse Recommendation Change in response to such Company Intervening Event still would reasonably be expected to conflict with the fiduciary duties of the Company’s board of directors under applicable law, and (iv) in the event of any material change in the events surrounding the Company Intervening Event, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (i) above and a new notice period under clause (i) above shall commence (provided, that the notice period thereunder shall only be three (3) business days during which time the Company shall be required to comply with these requirements anew with respect to such additional notice, including clauses (i) through (iii) above.

As used in the Merger Agreement, “Company Intervening Event” means any event that is material to the Company and its Subsidiaries, taken as a whole, (i) was not known or reasonably foreseeable to the Company’s board of directors on or prior to the date of the Merger Agreement (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable to the Company’s board of directors on or prior to the date of the Merger Agreement), (ii) becomes known to the Company’s board of directors after the date of the Merger Agreement, and (iii) does not relate to a Takeover Proposal or a Superior Proposal; provided, however, that none of the following will constitute, or considered in determining whether there has occurred, a Company Intervening Event: (w) the receipt, existence or terms of a Takeover Proposal, Superior Proposal or any matter relating thereto or direct or indirect consequence thereof, (x) compliance with or performance under the Merger Agreement or the transactions contemplated thereby, (y) the Company meeting or exceeding internal or published projections, or (z) any fluctuation in the market price or trading volume of the Shares, in and of itself (it being understood that the underlying factors that may have contributed to (y) or (z) that are not otherwise excluded from the definition of Company Intervening Event, may be taken into account in determining whether a Company Intervening Event has occurred).

Nothing set forth in the Merger Agreement prohibits the Company or the Company’s Board of Directors, directly or indirectly through their respective representatives, from (i) taking and disclosing to the stockholders of the Company any position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication), complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or (iii) making any disclosure to the stockholders of the Company that is required by applicable law with regard to an Takeover Proposal.

Employees; Benefit Plans.

Following the Effective Time, with respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any of its subsidiaries, excluding any retiree health plans or programs maintained by Parent or any of its subsidiaries, any defined benefit retirement plans or programs maintained by Parent or any of its subsidiaries, and any equity compensation arrangements maintained by Parent or any of its Subsidiaries (collectively, “Parent Benefit Plans”) in which any employee of the Company and its subsidiaries who remains employed immediately after the Effective Time (collectively, the “Company Continuing Employees”) will participate effective as of the Effective Time, and subject to the terms of the third party governing plan documents, Parent is obligated to credit all service of the Company Continuing Employees with the Company or any of its subsidiaries, as the case may be as if such service were with Parent, for purposes of eligibility to participate (but not for purposes of vesting or benefit accrual, except for vacation, if applicable) for full or partial years of service in any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided, that such service shall not be credited to the extent that: (i) such crediting would result in a duplication of benefits; or (ii) such service was not credited under the corresponding Company Employee Plan.

Before the Closing Date, the Company shall terminate any Company employee benefit plans maintained by the Company or its subsidiaries that Parent has requested to be terminated by providing a written notice to the Company at least ten (10) days prior to the Closing Date.

Directors’ and Officers’ Indemnification and Insurance. The Company and its subsidiaries will honor and fulfill the obligations of the Company and its subsidiaries pursuant to any indemnification agreements entered into prior to the Effective Time between the Company and any of its subsidiaries, on the one hand, and any of their respective current or former directors or officers (and any person who becomes a director or officer of the Company or any of its subsidiaries prior to the Effective Time), on the other hand (collectively, the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Company and its subsidiaries will cause the certificates of incorporation, bylaws and other similar organizational documents of the Company and its subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the certificate of incorporation, bylaws and the other similar organizational documents of the Company and the subsidiaries of the Company, as applicable, as of the date of the Merger Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Person except with the consent of such Indemnified Person or as otherwise required by applicable law.

For six (6) years after the Effective Time, the Company is obligated to indemnify and hold harmless all Indemnified Persons to the fullest extent permitted by the DGCL and any other applicable law in the event of any threatened or actual claim, suit, action, proceeding or investigation (a “Claim”), whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Person is or was a director (including in a capacity as a member of any board committee), officer, employee or agent of the Company, any of its subsidiaries or any of their respective predecessors or (ii) the Merger Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before, on or after the Effective Time, against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted by applicable law upon receipt of an undertaking in a form reasonably acceptable to Parent), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Claim. Neither Parent nor the Company shall settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification could be sought by an Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Claim or such Indemnified Person otherwise consents in writing to such settlement, compromise or consent.

In addition, the Company is obligated to obtain as of the Effective Time a prepaid “tail” insurance policy with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Indemnified Parties than the Company’s existing policy, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by the Merger Agreement); provided, that the premium per annum payable for such “tail” insurance policy shall not exceed 200% of the amount per annum the Company paid in its last full fiscal year and if the cost for such “tail” insurance policy exceeds such amount, then the Company shall obtain a policy with the greatest coverage available for a cost not exceeding the such amount.

Regulatory Approvals. The Merger Agreement provides that Parent, the Offeror and the Company will use their reasonable best efforts to obtain any consent, authorization, expiration or termination of a waiting period, permit, order or approval of, or waiver of any exemption by, any Governmental Entity.

Filings. Pursuant to the terms of the Merger Agreement, within five business days after the date of the Merger Agreement, each of the Company and Parent agreed to (i) make an appropriate filing of their notification and report forms under the HSR Act with respect to the transactions contemplated by the Merger Agreement and (ii) promptly file any comparable notifications and report forms under any other applicable antitrust law. Parent shall use its reasonable best efforts to resolve as soon as practicable objections, if any, asserted by any Government Entity with respect to the Merger Agreement or the transactions contemplated hereby.

Public Announcements. Subject to customary exceptions, the Company and Parent have agreed to consult with each other before issuing any press release or making any other public announcement with respect to the Merger Agreement and the transactions contemplated thereby and will not issue any such press release or make any such public announcement without the prior consent of the other party. However, such restrictions do not apply to (i) any public release or public announcement made with respect to a Company Adverse Recommendation Change or an Intervening Event or any action taken pursuant thereto, in each case, that does not violate the non-solicitation provisions of the Merger Agreement or (ii) any public disclosure substantially similar to the initial press release issued by the parties.

Anti-Takeover Statutes. If any takeover statute becomes applicable to the Merger Agreement, the Offer, the Merger or any other transactions contemplated by the Merger Agreement, the Company and the Company’s board of directors has agreed to use reasonable best efforts to grant such approvals and take such actions as are reasonably necessary so that the Offer, the Merger and the other transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement.

Section 16 Matters. Prior to the Effective Time, the Company has agreed to take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Shares (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by the Merger Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time.

Rule 14d-10(d) Matters. Prior to the Offer Closing, the Company (acting through the compensation committee of the Company’s board of directors) has agreed to take the steps as may be required to cause each agreement, arrangement, or understanding entered into by the Company or a subsidiary of the Company on or after the date hereof with any of its officers, directors, or employees pursuant to which consideration is paid to such officer, director, or employee to be approved as an “employment compensation, severance, or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

Stock Exchange Delisting; Deregistration. The Merger Agreement provides that the Company will cooperate with Parent and use its reasonable best efforts to take all actions necessary to cause the delisting of the Company and of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after such delisting, and in any event no more than ten days after the Effective Time.

Stockholders Litigation. The Company has agreed to promptly advise Parent in writing after becoming aware of any legal action commenced, or to the Company’s knowledge threatened, against the Company or any of its directors or officers by any stockholder of the Company (on their own behalf or on behalf of the Company) relating to the Merger Agreement or the transactions contemplated thereby and keep Parent reasonably informed regarding any such legal action.

Fees and Expenses. Except as otherwise explicitly provided in the Merger Agreement, whether or not the transactions are consummated, all fees and expenses incurred by any party to the Merger Agreement in connection with the Merger Agreement and the transactions will be paid by the party incurring those expenses, other than the HSR filing fee that will be borne equally by Parent and the Company.

Financing. The Merger Agreement provides that Parent and Guarantor will use reasonable best efforts to obtain the Financing on the terms and subject to the conditions set forth in the Debt Commitment Letter (as defined below in Section 12— “Sources and Amount of Funds” and together, the “Debt Commitment Letter”), including using reasonable best efforts to negotiate and enter into definitive debt financing agreements on the terms and conditions contemplated by the Debt Commitment Letter (including, if necessary, any “flex” provisions) (the “Definitive Financing Agreements” and the debt financing contemplated therein, the “Financing”).

Parent and Guarantor have agreed to, upon request of the Company, keep the Company reasonably informed on the progress of the Financing. Parent and Guarantor have agreed to give the Company prompt written notice after the occurrence of any of the following: (A) any material breach or material default by any party to the Debt Commitment Letter or definitive agreements related to the Financing of which Parent or Guarantor becomes aware; (B) the receipt of any written notice or written communication from any debt financing source with respect to any breach, default, termination or repudiation by any party to a Debt Commitment Letter or any definitive agreements related to the Financing of any provisions of any Debt Commitment Letter or such definitive agreements; and (C) if for any reason, Parent or Guarantor at any time believes in good faith it will not be able to obtain all or any portion of the Financing in an amount sufficient to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

Upon the occurrence of any circumstance referred to in clause (A) or (B) of the preceding paragraph, or if any portion of the Financing otherwise becomes unavailable and such portion is reasonably required to fund any of the Required Closing Amount (as defined below), Parent and Guarantor shall (A) promptly notify the Company in writing, (B) use reasonable best efforts to arrange and obtain in replacement thereof alternative financing from the same or other financing sources reasonably satisfactory to Parent and Guarantor (the “Alternative Financing”) in an amount sufficient to constitute the Required Closing Amount with terms and conditions not less favorable (as reasonably determined by Parent and Guarantor) to Guarantor and Parent (or their affiliates) than the terms and conditions set forth in the Debt Commitment Letter; provided that the terms and conditions of the Alternative Financing may not impose new or additional conditions precedent or otherwise expand, amend or modify any of the conditions precedent to the receipt of the Financing, in each case as compared to those contained in the Debt Commitment Letter, in a manner that would reasonably be expected to delay or prevent the Offer Closing or the Closing or make less likely the timely funding of the Required Closing Amount (or satisfaction of the conditions precedent to the Financing) on the Offer Closing Date or the Closing Date, as applicable, as promptly as reasonably practicable following the occurrence of such event, and (C) use reasonable best efforts to, as promptly as practicable following the occurrence of any such event, obtain one or more new commitment letters with respect to such Alternative Financing (the “New Debt Commitment Letters”), which new letters will replace the existing Debt Commitment Letter in whole or in part.

Prior to the Closing, Parent and Guarantor shall not (i) permit any amendment, supplement or modification to be made to, or any waiver of any provision under, the Debt Commitment Letter or Definitive Financing Agreements if such amendment, supplement, modification or waiver (A) reduces (or would reasonably be expected to have the effect of reducing) the aggregate amount of the aggregate Financing below the Required Closing Amount, (B) imposes new or additional conditions precedent or otherwise adversely expands, amends or modifies any of the existing conditions precedent to any Financing or (C) adversely impacts, or would reasonably be expected to adversely impact, the ability of Guarantor to enforce its rights against other parties to the Debt Commitment Letter or the definitive agreements with respect thereto; and (ii) shall not terminate the Debt Commitment Letter or any Definitive Financing Agreement (provided that, subject to compliance with the other provisions of the Merger Agreement, Guarantor may amend the Debt Commitment Letter solely to add additional lenders, arrangers, bookrunners, agents and other similar entities who had not executed the Debt Commitment Letter as of the date hereof).

“Required Closing Amount” means (i) the aggregate Offer Price payable by Parent or Offeror on the Offer Closing Date, and the aggregate Merger Consideration payable by Parent and Offeror on the Closing Date and the payment of the amounts in respect of equity awards made by the Company, (ii) repayment, prepayment or discharge (after giving effect to the Closing) of the Company’s senior secured indebtedness for which a payoff letter is delivered pursuant to the Merger Agreement, and (iii) all fees and expenses required to be paid on the Offer Closing Date and the Closing Date in connection with the Financing and the other transactions contemplated hereby to be consummated on the Offer Closing Date or the Closing Date.

Prior to the Closing Date, the Company is obligated to cooperate with any reasonable request by Parent, Guarantor or the Financing Sources in connection with the Financing.

Conditions to the Consummation of the Merger.

Pursuant to the Merger Agreement, the respective obligations of the Company, Parent and the Offeror to effect the Merger are subject to the satisfaction (or waiver, if permissible under applicable law) of each of the following conditions at or prior to the Effective Time:

•	no law or order having been enacted, issued, promulgated, enforced or entered into by any governmental entity which prohibits, restrains or enjoins the consummation of the Merger; and

•	the Offeror having accepted for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer.

Termination. The Merger Agreement provides that it may be terminated, and it and the Merger may be abandoned as follows:

A. by mutual written consent of the Company, Parent and Offeror at any time prior to the Offer Closing;

B. by either the Company or Parent:

1.

if the Offer Closing has not occurred on or before 11:59 p.m. (New York City time) on December 10, 2021 (the “Outside Date”); provided, that this right to terminate will not be available to a party if the failure of the Offer Closing to occur by the Outside Date was primarily caused by the material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in the Merger Agreement; or

2.

if any governmental entity having competent jurisdiction issues any law or order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Offer or Merger; provided, that this right to terminate will not be available to a party if the issuance of any such law or order was primarily caused by the material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in the Merger Agreement.

C. by Parent:

1.

if, prior to the Offer Closing, (i) the Company’s board of directors (or any duly authorized committee thereof) makes a Company Adverse Recommendation Change or recommends to the stockholders of the Company an Takeover Proposal other than the Merger or (ii) if the Company breaches or fails to perform in any material respect any of its covenants and agreements under the non-solicitation provisions of the Merger Agreement; provided, that the Parent exercises this right to terminate within ten business days after the Company having provided written notice to the Parent confirming the occurrence of the foregoing and referencing Section 8.03(a) of the Merger Agreement; or

2.

if, prior to the Offer Closing, the Company breaches or fails to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would give rise to the failure of the applicable Offer Condition with respect to accuracy of representations and warranties and compliance with covenants and agreement (and in each case such breach or failure to perform is incapable of being cured by the Outside Date, or if curable, has not been cured by the earlier of the Outside Date and ten business days after the Company’s receipt of written notice thereof from Parent); provided, that Parent may not terminate the Merger Agreement pursuant to the foregoing if Parent or Offeror is then in material breach of their respective representations, warranties, covenants or obligations under the Merger Agreement that would reasonably be expected to prevent, materially impede, or materially delay the consummation by Parent or Offeror of the Offer, the Merger or the transactions contemplated thereby impede the consummation of the Offer or the Merger.

D. by the Company:

1.

if, prior to the Offer Closing, the Company’s board of directors authorizes the Company to enter into an Company Acquisition Agreement in respect of a Superior Proposal, to the extent permitted by and subject to full compliance with the go-shop and no-shop provisions in the Merger Agreement with respect to such Superior Proposal; provided, that such termination will not be effective unless the Company promptly enters into such Company Acquisition Agreement;

2.

if, prior to the Offer Closing, Parent, Offeror or Guarantor breaches any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure to perform (i) would reasonably be expected to impede consummation of the Offer or the Merger and (ii) such breach or failure by its nature cannot be cured or has not been cured by the earlier of (A) ten business days following the date of delivery of written notice thereof to Parent and (B) by the Outside Date; provided, that the Company is not then in material breach of its covenants or agreements contained in the Merger Agreement such that the applicable Offer Condition with respect to accuracy of representations and warranties and compliance with covenants and agreements is not satisfied; or

3.

if: (i) all of the Offer Conditions have been satisfied or waived (other than those Offer Conditions that by their terms are to be satisfied at the Expiration Time, but subject to the fulfillment or waiver of those Offer Conditions at the Expiration Time); and (ii) Parent fails to consummate the Offer within three business days following the Expiration Time.

Effect of Termination. In the event of a valid termination of the Merger Agreement, the Merger Agreement will become void and of no further force or effect, without liability of any party, except that the provisions regarding payment of a termination fee, as applicable, payment of termination expenses incurred by Parent, the expense reimbursement in connection with the Financing, and confidentiality, among others, will survive any termination of the Merger Agreement. In addition, subject to the terms and conditions of the Merger Agreement (including as described below in “Fees and Expenses Following Termination”), no termination will relieve any party to the Merger Agreement of any liability for damages to another party resulting from such party’s intentional fraud or willful breach prior to such termination, other than in the case of payment of a Termination Fee or Reverse Termination Fee, as described below.

Fees and Expenses Following Termination.

Under the Merger Agreement, the Company has agreed, under certain circumstances, to pay to Parent a termination fee, the amount of which is determined by the circumstances under which the Merger Agreement is terminated (the “Termination Fee”) as follows:

•

A Termination Fee of $7,601,783.28 if the Merger Agreement is terminated by the Company, as described in paragraph D.1 of the Termination section above, or by Parent, as described in paragraph C.1 of the Termination section above; provided, that if the Merger Agreement is terminated by the Company, as described in paragraph D.1 of the Termination section above prior to the No-Shop Period

Start Date or, solely with respect to a Superior Proposal made by an Excluded Party prior to the Cut-Off Time, then the Company shall instead pay $3,800,891.64, being 50% of the Termination Fee otherwise payable.

•

A Termination Fee of $7,601,783.28 if (i) the Merger Agreement is validly terminated by Parent or the Company as described in paragraph B.1 of the Termination section above or (ii) by Parent as described in C.2 of the Termination section above and (A) following the date of the Merger Agreement and prior to such termination, a bona fide Takeover Proposal shall, in the case of termination by Company or Parent as described in B.1 of the Termination section above, have been publicly disclosed and not withdrawn prior to the effective date of termination or, in the case of termination by Company as described in C.2 of the Termination section above, have been publicly disclosed or otherwise made or communicated to the Company or the Company’s board of directors and not withdrawn prior to the effective date of termination, and (B) within nine months after such termination, the Company enters into a definitive agreement with respect to any Takeover Proposal or any Takeover Proposal is consummated. For the purpose of this bullet, all references to “15%” in the definition of Takeover Proposal will be deemed references to “50%.”

“Excluded Party” shall mean any person or group of persons from whom the Company or any of its representatives has received a Takeover Proposal after the execution of the Merger Agreement and prior to the No-Shop Period Start Date that the Company’s board of directors determines in good faith (such determination to be made prior to the No-Shop Period Start Date and after consultation with its outside legal advisor and financial advisor) constitutes or would be reasonably expected to lead to a Superior Proposal; provided, that any person shall cease to be an Excluded Party if, at any time, the Takeover Proposal submitted by such person is withdrawn or terminated or modified in any materially adverse respect such that the Takeover Proposal would no longer constitute or reasonably be expected to lead to a Superior Proposal.

Under the Merger Agreement, Parent has agreed, under certain circumstances, to pay to the Company a termination fee equal to $9,990,915.17 (the “Reverse Termination Fee”) in the event that:

•	the Merger Agreement is validly terminated by the Company as described in paragraph D.2 of the Termination section above; or

•	the Merger Agreement is validly terminated by the Company pursuant to paragraph D.3 of the Termination section above.

In no event will the Company be required to pay the Termination Fee on more than one occasion or will Parent be required to pay the Reverse Termination Fee on more than one occasion, and, subject to payment thereof, the Termination Fee and Reverse Termination Fee are the sole and exclusive remedy of the applicable party and its affiliates pursuant to the Merger Agreement. A non-paying party is obligated to reimburse the other for costs of collection and the paying party will also pay interest on the original amount due from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was actually received.

Subsequent to termination of the Merger Agreement, a party may also be liable with respect to any liabilities or damages incurred or suffered by a party to the extent such liabilities or damages were the result of intentional fraud or willful breach by another party of its representations, warranties, covenants or agreements set forth in the Merger Agreement. The Merger Agreement defines “willful breach” to be a material breach of a covenant or agreement in the Merger Agreement caused by a deliberate and intentional act or a deliberate and intentional failure to act on the part of the breaching party with the knowledge that such act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of the Merger Agreement and such act or failure to act constitutes a material breach of the Merger Agreement, and clarifies that the failure of Parent or Offeror to consummate the Offer, the Merger of the transactions contemplated by the Merger Agreement shall not be deemed to constitute a willful breach if such failure shall reasonably be determined to be caused by the failure of the Financing to have funded unless such failure was the result of, caused by or related to a willful breach by Parent or Offeror of its covenants regarding the Financing.

Limited Guaranty. Pursuant to the Merger Agreement, Guarantor makes a limited, irrevocable and unconditional guaranty with respect to the obligations of Parent with respect to payment of the Reverse Termination Fee, when and if due pursuant to the Merger Agreement.

Amendment. The Merger Agreement may be amended or supplemented prior to the Effective Time, if, and only if, such amendment is in writing and signed by the Company, Parent, Offeror and Guarantor. In addition, certain provisions of the Merger Agreement relating to the Financing may not be amended or supplement without the additional consent of the Financing Sources party to the Debt Commitment Letter.

Specific Performance. Under the Merger Agreement, the Company is entitled to specific performance of Parent’s obligations to consummate the Offer, the Merger and the other transactions contemplated thereby and effect the Offer Closing, if, and only if (w) all of the Offer Conditions have been satisfied (other than those that, by their nature, are to be satisfied at the Closing) or waived, (x) the Financing has been funded or the Financing Sources have confirmed in writing that they are prepared to fund the Financing at the Offer Closing and (y) the Company has confirmed in writing that that if specific performance is granted, then it would take such actions that are required of them by the Merger Agreement to cause the Offer Closing to occur and (z) Parent fails to consummate the Offer Closing by the earlier of (i) the Outside Date, or (ii) the date that is three (3) business days after the date of delivery of the confirmation described in clause (y). The Merger Agreement also provides that Parent is entitled to specific performance of (or other injunctive relief to enforce) the Company’s obligation to consummate the Offer, the Merger and the other transactions contemplated hereby and effect the Offer Closing if, and only if (i) the Company fails to consummate the Offer, the Merger and/or the other transactions contemplated hereby at the time such consummation is obligated hereunder, (ii) Parent has delivered to the Company a certificate irrevocably certifying that as of the date on which the Offer, the Merger and the other transactions contemplated hereby should have occurred all Offer Conditions have been satisfied or have been irrevocably waived in accordance with the terms of the Merger Agreement (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), (iii) Parent has confirmed in writing that if specific performance is granted, then it would take such actions that are required of it (and cause the Offeror to take such actions) by the Merger Agreement to cause the Merger and the other transactions contemplated hereby and the Offer Closing to occur, and (iv) Company fails to consummate the Offer Closing by the earlier of (y) 9:00 am on the Outside Date, or (z) the date that is three (3) business days after the date of delivery of the confirmation described in clause (iii).

Confidentiality Agreement

On January 5, 2021, the Company and Guarantor entered into a customary Mutual Non-Disclosure Agreement (the “Confidentiality Agreement”) in connection with a potential transaction involving the Company. Under the terms of the Confidentiality Agreement, Guarantor and the Company agreed that, subject to certain exceptions, such affiliate and its representatives would keep the “Proprietary Information” (as defined in the Confidentiality Agreement) confidential and would not (except as required by law but in compliance with the Confidentiality Agreement or with the Company’s prior written consent) disclose any proprietary information in any manner whatsoever, and would not use any proprietary information other than in connection with evaluating, negotiating or consummating a potential transaction with the Company.

The Confidentiality Agreement includes a customary standstill provision for the benefit of the Company that expires one year subsequent to termination of the Confidentiality Agreement, and also includes an employee nonsolicitation provision that expires January 5, 2022.

This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Confidentiality Agreement, a copy of which has been filed as Exhibit (d)(2) to the Schedule TO and which is incorporated herein by reference.

Indication of Interest

On July 1, 2021, the Company and Guarantor entered into an indication of interest (the “Indication of Interest”), pursuant to which Parent made a non-binding expression of interest to acquire the Shares at a price of $15.35 per share, and the Company agreed to provide Guarantor with an opportunity to complete confirmatory due diligence and to complete the negotiation of the Merger Agreement on an exclusive basis for an initial period of 30 days, subject to extension for an additional fifteen day period if Guarantor confirmed to the Company that it has not proposed any material changes to the terms of the Indication of Interest and a draft definitive purchase agreement shall have been provided prior to such time. During the applicable exclusivity period, the Company and its representatives agreed not to, directly or indirectly, solicit, discuss, encourage, furnish non-public information to or accept any offers from or enter into any agreements or understandings with any third party or employee or affiliate of the Company, for the purpose of consummating or otherwise with respect to a sale, recapitalization or refinancing of the Company, its assets or any interest therein whether through a stock sale, merger, sale of assets, refinancing of a lender, or other transaction, in each case other than the proposed transaction with Guarantor. The obligations under the Indication of Interest terminated upon the execution of the Merger Agreement.

This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Indication of Interest, a copy of which has been filed as Exhibit (d)(3) to the Schedule TO and which is incorporated herein by reference.

12. Sources and Amount of Funds

The total amount of funds required by the Offeror and Parent to consummate the Offer, to provide funding for the Merger and to pay off certain existing indebtedness of the Company at the Effective Time is approximately $242.3 million, plus related fees and expenses. Offeror and Parent expect to fund such cash requirements from Parent’s cash on hand and the contemplated proceeds from:

•

The debt commitment letter, dated August 12, 2021 that Guarantor has received in connection with the execution of the Merger Agreement (the “Debt Commitment Letter”), which provides for a commitment from certain lenders to provide Guarantor with senior secured credit facilities in an aggregate principal amount of up to $545 million, comprised of (a) a first lien senior secured term loan in an aggregate principal amount of $455 million (the “First Lien Initial Term Facility”) and (b) a first lien senior secured asset-based revolving credit facility in an aggregate principal amount of $90 million (the “ABL Facility” and, together with First Lien Initial Term Facility, the “Facilities”); and

•	the Company’s available cash following the Merger.

Funding of the Facilities is subject to the satisfaction of various customary conditions, as described below.

The Offeror does not believe that its financial condition is material to your decision whether to tender your Shares and accept the Offer because (a) the Offeror was organized solely in connection with the Offer and the Merger and, prior to the Expiration Time, will not carry on any activities other than in connection with the Offer and the Merger, (b) the Offer is being made for all of the issued and outstanding Shares solely for cash, (c) the Offer is not subject to any financing condition, (d) if we consummate the Offer, subject to the satisfaction or waiver of certain conditions, the Offeror has agreed to acquire all remaining Shares (other than each Share (i) held in treasury by the Company, (ii) owned, directly or indirectly, by the Company, Parent, the Offeror (including any Shares acquired in the Offer) or any of their respective subsidiaries and (iii) held by any stockholder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL) for cash at the same price per share as the Offer Price in the Merger, and (e) the Offeror has financial resources, including committed debt financing, sufficient to finance the Transactions.

Debt Financing

Guarantor has received the Debt Commitment Letter from prospective arrangers and lenders (the “Lender Parties”) to provide, subject to the satisfaction or waiver by the Lender Parties of the conditions set forth in such letter, to Guarantor, $545 million in aggregate principal amount of senior secured facilities, comprised of (a) a first lien senior secured term loan in an aggregate principal amount of $455 million and (b) a first lien senior secured asset-based revolving credit facility in an aggregate principal amount of $90 million for the purpose of financing the Offer and the Merger, paying off certain of the Company’s existing indebtedness, paying fees and expenses incurred in connection with the Offer and the Merger and the transactions contemplated in the Merger Agreement, and refinancing Guarantor’s existing senior credit facility and for working capital and general corporate purposes.

In the event that (a) the closing date of the Merger (the “Closing Date”) does not occur on or before five business days after the Outside Date, (b) the Merger Agreement is terminated in accordance with its terms, or (c) the Merger is consummated without the use of the Financing, then the Debt Commitment Letter and the commitment of the Lender Parties with respect to the Financing will automatically terminate, unless the Lender Parties, in their discretion, agree to an extension.

The documentation governing the Financing has not been finalized and, accordingly, the actual terms of the Financing may differ from those described in this Offer to Purchase. Each of Parent and Guarantor has agreed to use reasonable best efforts to consummate the Financing on the terms and conditions described in the Debt Commitment Letter. If any portion of the Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter, Parent and Guarantor will use reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to fund the amounts needed to effect the transactions contemplated by the Merger Agreement with terms and conditions not less favorable to Parent and Guarantor (or their respective affiliates) than the terms and conditions set forth in the Debt Commitment Letter.

Although the Financing is not subject to a due diligence or “market out” condition, such financing is subject to customary conditions precedent, and as a result may not be considered assured. As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event the Financing described herein is not available. Availability of financing is not a condition to the Offer.

Conditions Precedent to the Debt Commitments. The availability of the Financing is subject to, among other things:

•

consummation of the Offer in accordance with the Merger Agreement no earlier than October 4, 2021 (without giving effect to any amendment, modification, waiver, consent or other modification of the Merger Agreement by Guarantor that is materially adverse to the interests of the Lender Parties (in their capacities as such) under such facilities, other than with the consent of the lead arrangers thereof);

•	consummation of the refinancing and repayment of Guarantor’s existing senior credit facility;

•	since the date of the Merger Agreement there has been no Company Material Adverse Effect;

•	delivery of certain historical and pro forma financial information about the Company and its subsidiaries, which has been delivered to the Lender Parties;

•	payment of fees and expenses required by the Debt Commitment Letter; and

•	execution and delivery of definitive documentation.

Interest Rate. Loans under the Facilities are expected to bear interest, at Guarantor’s option, at a rate equal to the adjusted LIBOR or an alternate base rate, in each case, plus a spread.

Guarantors. All obligations of Guarantor under the Facilities and, at the option of Guarantor, under hedging agreements and cash management arrangements will be guaranteed by each of the existing and future direct and indirect, material wholly-owned domestic subsidiaries of Guarantor that will remain subsidiaries of Guarantor following the consummation of the Merger and certain related transactions (subject to customary exceptions).

Security. The obligations of Guarantor and the guarantors under the Facilities and under any hedging agreements and cash management arrangements entered into with a provider of the Financing or any of its affiliates, will be secured, subject to permitted liens and other agreed upon exceptions, on a first priority basis, by a perfected security interest in, subject to customary exceptions, substantially all of the material owned assets of Guarantor and each subsidiary guarantor, in each case, whether owned on the Closing Date or thereafter acquired.

Other Terms. The Facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and acquisitions, transactions with affiliates, liens and dividends and other distributions. The Facilities will also include customary events of default including a change of control to be defined.

This summary does not purport to be complete and is qualified in its entirety by the full text of the Debt Commitment Letter, which has been filed as Exhibit (b)(1) to Schedule TO and which is incorporated herein by reference.

13. Conditions of the Offer

Capitalized terms used in this Section 13 — “Conditions of the Offer” but not defined in this Offer to Purchase have the respective meanings given to them in the Merger Agreement.

In addition to any extension or amendment with respect to the Offer pursuant to the provisions of the Merger Agreement and subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, the Offeror will not be required to accept for payment or pay for any Shares validly tendered and not properly withdrawn pursuant to the Offer if any of the following conditions exist or have occurred and are continuing at the Expiration Time (collectively, the “Offer Conditions”):

•

Minimum Tender Condition. The number of Shares validly tendered and not properly withdrawn prior to the Expiration Time (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received”, as defined by Section 251(h)(6)(f) of the DGCL by the “depository” (as such term is defined in Section 251(h)(6)(c) of the DGCL)), together with the Shares then owned by Parent and Offeror, do not represent at least one Share more than sixty-six and two-thirds percent (66 2/3%) of the then outstanding Shares.

•

No Injunctions, Restraints, or Illegality. A law or order (whether temporary, preliminary or permanent) that makes illegal, enjoins or otherwise prohibits the consummation of the Offer or the Merger has been enacted, issued, promulgated, enforced or entered by a governmental entity.

•	Governmental Consents. Any applicable waiting period (and any extension) under the HSR Act has not expired or been terminated.

•	Accuracy of Representations and Warranties. The Company’s representations and warranties under the Merger Agreement:

•

contained in Article IV of the Merger Agreement (other than in Section 4.01(a) (Organization; Standing and Power), Section 4.02 (Capital Structure) (with respect to Section 4.02(b)(i) (Stock Awards), only the first sentence and clause (C) of second sentence), Section 4.03(a) (Authority), Section 4.03(b)(i) (Non-Contravention), Section 4.03(d) (Board Approval), Section 4.03(e) (Anti-Takeover Statutes), Section 4.05(a) (Absence of Certain Changes), Section 4.10 (Brokers’ and Finder’s Fees) and Section 4.19 (Fairness Opinion)) shall not be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) when made and as of immediately prior to the Expiration Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, in which case on and as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

•

contained in Section 4.02 (Capital Structure) (with respect to Section 4.02(b)(i) (Stock Awards), only the first sentence and clause (C) of the second sentence), of the Merger Agreement shall not be true and correct (other than de minimis inaccuracies) when made and as of immediately prior to the Expiration Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date);

•

contained in Section 4.01(a) (Organization; Standing and Power), Section 4.03(a) (Authority), Section 4.03(b)(i) (Non-Contravention), Section 4.03(d) (Board Approval), Section 4.03(e) (Anti-Takeover Statutes), Section 4.05(a) (Absence of Certain Changes), Section 4.10 (Brokers’ and Finder’s Fees) and Section 4.19 (Fairness Opinion) of the Merger Agreement shall not be true and correct in all material respects when made and as of immediately prior to the Expiration Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, in which case on and as of that date); and

•

contained in Section 4.05(a) (Absence of Certain Changes) of the Merger Agreement shall not be true and correct in all respects when made and as of immediately prior to the Expiration Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, in which case on and as of that date).

•

Performance of Covenants. The Company has not performed and complied in all material respects with each of its covenants required by the Merger Agreement to be performed or complied with by it prior to the Offer Closing.

•

Company Material Adverse Effect Condition. Since the date of the Merger Agreement, a Company Material Adverse Effect has occurred or there has occurred any event, condition, change, occurrence, development, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

•	No Termination of the Merger Agreement. The Merger Agreement has been terminated in accordance with its terms.

•

Officer’s Certificate. Parent has not received a certificate of the Company’s Chief Executive Officer or Chief Financial Officer, certifying the conditions set forth in Accuracy of Representations and Warranties, Compliance with Covenants and Company Material Adverse Effect above have been satisfied.

The conditions to the Offer are for the sole benefit of the Offeror and Parent and, other than the Minimum Tender Condition, may be waived by the Offeror and Parent in whole or in part at any time in their respective sole discretion, in each case subject to the terms and conditions of the Merger Agreement and to the extent permitted by applicable law. The failure by the Offeror and Parent to exercise any of these rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

14. Dividends and Distributions

Under the terms of the Merger Agreement, between the date of the Merger Agreement and prior to the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, the Company is not permitted, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), to declare, set aside or pay any dividend, or make any other distribution on, repurchase, redeem or otherwise acquire any shares of its capital stock or any other securities or obligations convertible into or exchangeable for any shares of its capital stock other than any such transactions solely among the Company and its wholly-owned subsidiaries or among the Company’s wholly-owned subsidiaries. See Section 11— “Purpose of the Offer and Plans for the Company; Transaction Documents—The Merger Agreement—Covenants.”

15. Certain Legal Matters; Regulatory Approvals

General. Except as otherwise set forth in this Offer to Purchase, based on Parent’s and the Offeror’s review of publicly available filings by the Company with the SEC and other information regarding the Company, Parent and the Offeror are not aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of Shares by the Offeror or Parent pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by the Offeror, or Parent pursuant to the Offer. In addition, except as set forth below, Parent and the Offeror are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for Parent’s and the Offeror’s acquisition or ownership of the Shares. Should any such approval or other action be required, Parent and the Offeror currently expect that such approval or action, except as described below under “—State Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions. In such an event, we may not be required to purchase any Shares in the Offer. See Section 11— “Purpose of the Offer and Plans for the Company; Transaction Documents—The Merger Agreement and Section 13— “Conditions of the Offer.”

U.S. Antitrust Compliance. Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission (the “FTC”), certain transactions having a value above specified thresholds may not be consummated until specified information and documentary material (“Premerger Notification and Report Forms”) have been furnished to the FTC and the Antitrust Division and certain waiting period requirements have been satisfied. The ultimate parent entity of Parent and the Company each filed a Premerger Notification and Report Form on August 19, 2021.

The FTC and the Antitrust Division may scrutinize the legality under U.S. federal antitrust laws of transactions such as the Offeror’s proposed acquisition of the Company. At any time before or after the Offeror’s acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the Transactions by seeking a federal court order enjoining the Transactions or, if Shares have already been acquired, requiring disposition of those Shares, or the divestiture of substantial assets of the Offeror, the Company, or any of their respective subsidiaries or affiliates, or seeking other conduct relief. At any time before or after consummation of the Transactions, notwithstanding the early termination or expiration of the applicable waiting period under the HSR Act, U.S. state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, the Offeror may not be obligated to consummate the Offer or the Merger. See Section 13 — “Conditions of the Offer.”

State Takeover Laws.

The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL (“Section 203”) prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” Pursuant to the terms of its certificate of incorporation, the Company is not subject to Section 203.

A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

The Company conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, Parent and the Offeror will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the parties to the Merger Agreement may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Offeror may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Offeror may not be obligated to accept for payment any Shares tendered in the Offer. See Section 13— “Conditions of the Offer.”

16. Appraisal Rights.

No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated pursuant to Section 251(h) of the DGCL, stockholders who have not tendered their Shares pursuant to the Offer and who comply with the applicable legal requirements will have appraisal rights under Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you comply with or satisfy, as applicable, all legal requirements under Section 262 of the DGCL, you will be entitled to payment in cash in an amount equal to the “fair value” of your Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. This value may be the same as, more or less than the price that the Offeror is offering to pay you in the Offer and the Merger. Moreover, the Surviving Corporation may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of such Shares is less than the price paid in the Offer and the Merger.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, will notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL. Any holder of Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so, should review the discussion of appraisal rights in the Schedule 14D-9 as well as Section 262 of the DGCL, attached as Annex B to the Schedule 14D-9, carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise such rights.

As described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL with respect to Shares held immediately prior to the Effective Time, such stockholder must do all of the following:

•

within the later of the consummation of the Offer, which will occur on the date on which the Offeror irrevocably accepts for purchase the Shares validly tendered in the Offer, and twenty days after the date of mailing of the notice of appraisal rights in the Schedule 14D-9 (which date of mailing is August 26, 2021), deliver to the Company at the address indicated in the Schedule 14D-9, a demand in writing for appraisal of such Shares, which demand must reasonably inform the Company of the identity of the stockholder and that the stockholder is demanding appraisal for such Shares;

•	not tender such Shares in the Offer or otherwise vote in favor of the Merger or consent to it in writing; and

•	continuously hold of record such Shares from the date on which the written demand for appraisal is made through the Effective Time.

The foregoing summary of the appraisal rights of the Company’s stockholders under Delaware law does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise appraisal rights and is qualified in its entirety by reference to Section 262 of the DGCL. The preservation and proper exercise of appraisal rights requires adherence to the applicable provisions of the DGCL. Failure to timely and properly comply with the procedures the steps required by Section 262 of the DGCL for the perfection of appraisal rights will result in the loss of those rights. A copy of Section 262 of the DGCL is included as Annex B to the Schedule 14D-9.

You will not be entitled to appraisal rights unless the Merger is completed. The information provided above is for informational purposes only with respect to your alternatives if the Merger is completed. If you tender your shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your shares but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

17. Fees and Expenses

Except as explicitly provided otherwise in the Merger Agreement, whether or not the Transactions are consummated, all expenses in connection with the Transactions will be paid by the party incurring those expenses.

In addition, the Offeror has retained the Depositary and Paying Agent and the Information Agent in connection with the Offer. Each of the Depositary and Paying Agent and the Information Agent will receive customary compensation, reimbursement for out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws. Parent will be responsible for the compensation and reimbursement for out-of-pocket expenses of the Depositary and Paying Agent.

As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, neither Parent nor the Offeror will pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will upon request be reimbursed by the Offeror, upon request, for customary mailing and handling expenses incurred by them in forwarding the offering material to their clients.

18. Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, in our discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

The Offeror, Parent and Mr. Goldberg have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8— “Certain Information Concerning the Company—Additional Information.”

No person has been authorized to give any information or make any representation on behalf of Parent, or Offeror, Guarantor or Mr. Goldberg not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, that information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, the Offeror, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

CTI Acquisition Corp.

August 26, 2021

Schedule A

Information Relating to

The Offeror, Parent and Mr. Goldberg

1.	The Offeror

The Offeror, a Delaware corporation, was incorporated on August 6, 2021, solely for the purpose of completing the proposed Offer and Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger. The Offeror is a direct, wholly-owned subsidiary of Parent and has not engaged in any business except as contemplated by the Merger Agreement. The principal office address of the Offeror is One Beacon Street, Boston, Massachusetts, 02108, telephone: (877) 734-7456.

Directors and Executive Officers of the Offeror

The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Offeror are set forth below. The principal office address of each such director and executive officer is One Beacon Street, Boston, Massachusetts, 02108, telephone: (877) 734-7456. All directors and executive officers listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment and Employment History
James W. Hackett, Jr. Director, President, Chief Executive Officer, Secretary	James W. Hackett, Jr. has served as Offeror’s President, Chief Executive Officer and Secretary since incorporation and has not held any previous positions.

Patrick Freytag Treasurer	Patrick Freytag has served as Offeror’s Treasurer since incorporation and has not held any previous positions.

2.	Parent

Parent, a Delaware corporation, was incorporated on June 24, 2003 and is a direct, wholly-owned subsidiary of Creation Technologies Inc., a Delaware corporation (“Guarantor”). Parent provides total product lifecycle solutions including turnkey design, rapid prototyping, manufacturing and fulfillment to its customers around the world.

The principal office address of each of the Parent and Guarantor is One Beacon Street, Boston, Massachusetts, 02108, telephone: (877) 734-7456.

Directors and Executive Officers of Parent

The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Parent are set forth below. The principal office address of each such director and executive officer is One Beacon Street, Boston, Massachusetts, 02108, telephone: (877) 734-7456. All directors and executive officers listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment and Employment History
Stephen P. DeFalco Director, President	Mr. DeFalco joined Guarantor in August 2019 as its Chairman and Chief Executive Officer. Prior to joining Guarantor, Mr. DeFalco was a partner at Goldberg Lindsay & Co. LLC, a private equity firm, from January 2018 to August 2019. Mr. DeFalco previously served from 2011 until January 2018 as President and Chief Executive Officer of Crane & Co., Inc., the supplier of printed banknotes, currency paper and/or anti-counterfeiting technology to the U.S. government and over 70 other countries.

Name and Position	Present Principal Occupation or Employment and Employment History
Patrick Freytag Director, Vice President and Assistant Secretary	Mr. Freytag joined Guarantor in September 2019 as its Chief Financial Officer. Prior to joining Guarantor, Mr. Freytag was Vice President of Finance, head of Financial Planning and Analysis for TRC Solutions from April 2019 to August 2019. Mr. Freytag previously served as Senior Director of Finance Head of FP&A and Treasury for Crane & Co. Inc. Prior to Crane & Co., Inc. from August 2016 through March 2019. Prior to Crane & Co., Inc., Mr. Freytag served in various roles of increasing responsibility in the investment banking industry with Credit Suisse and Citizens Financial Group.

James W. Hackett, Jr., Director, Vice President and Secretary	Mr. Hackett joined Parent in September 2019 as General Counsel and Head of Acquisitions. Prior to joining Parent, Mr. Hackett was General Counsel of Crane & Co., Inc. from 2011 to 2018 and previously was a partner at Choate, Hall & Stewart LLP, the Boston-based law firm.

3.	Mr. Goldberg

Alan E. Goldberg (“Mr. Goldberg”) is an individual affiliated with certain private equity funds managed by Goldberg Lindsay & Co. LLC, some of which are the beneficial owners of a controlling interest in Parent and Offeror.

Mr. Goldberg is the Co-Founder and CEO of Goldberg Lindsay & Co. LLC. Previously, he served as Chairman and Chief Executive Officer of Morgan Stanley Private Equity from February 1998 to January 2001. Mr. Goldberg spent a total of 22 years at Morgan Stanley, including the last 17 years at Morgan Stanley Private Equity, where he played an integral role in founding the business in 1984 and building it into a global private equity firm. Mr. Goldberg also played a principal role in the formation and management of Morgan Stanley’s first leveraged equity fund, Morgan Stanley Leveraged Equity Fund, L.P., as well as its successors, Morgan Stanley Leveraged Equity Fund II, L.P., Morgan Stanley Capital Partners III, L.P., and Morgan Stanley Capital Partners V, L.P. Mr. Goldberg joined Morgan Stanley in 1978. Mr. Goldberg received his B.A. in Philosophy and Economics from New York University. He earned his M.B.A. from the New York University Graduate School of Business and his J.D. from Yeshiva University. Mr. Goldberg serves as a Trustee of Yeshiva University. In the past five years, Mr. Goldberg has held various roles as an officer and/or director of companies directly and indirectly owned by the private equity funds managed by Goldberg Lindsay & Co. LLC.

The principal office address of Mr. Goldberg is 630 Fifth Avenue, New York, NY 10111, telephone: (212) 651-1100.

The Depositary and Paying Agent for the Offer is:

Computershare Trust Company, N.A.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Email: iec@dfking.com

Shareholders may call toll free: (800) 848-2998

Banks and Brokers may call: (212) 269-5550